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AUTOMATIC DATA PROCESSING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LETTER TO SHAREHOLDERS

     In fiscal 2012 ADP® delivered solid results. We continued to build our capabilities both organically and through strategic acquisitions. And, as we reported in August, we delivered solid returns to you.

     In the following paragraphs, I will lay out our strategy, describe our strengths, and tell you how we are preparing to meet tomorrow’s challenges.

Growth Strategy

     The question I have received most from shareholders since being named ADP’s sixth chief executive officer is “What is going to change under your leadership?” I think it is important to reiterate what many of you have heard me state on numerous occasions - you can expect a change in emphasis in terms of ADP’s strategy, not a change in direction.

     ADP is a strong, innovative company with a 62-year history of success and growth built upon its service as a trusted partner to employers and automotive dealerships around the world. Our mission is to power organizations with insightful solutions that drive business success. We do this by delivering the best solutions to all of our markets ahead of the competition on a consistent basis. ADP’s strengths have traditionally been in three core areas: a broad suite of products that deliver relief from administrative burdens; a strong service orientation; and strong sales and distribution.

     There is, however, a new competitive basis in the market, and product is now an important element of our differentiation and our ability to win business in the marketplace. What you should expect under my leadership is a greater focus on product development and the role it plays in creating a differentiated value proposition. The increased focus on product innovation will not diminish our focus on service and sales, which remain equally important tenets at ADP.

     We have refined our strategic pillars to align them with our goals of driving innovation across the enterprise, service excellence, and building talent. Our strategic pillars are to:

  Grow our integrated suite of cloud-based human capital management (HCM), benefits, and payroll solutions to serve the U.S. market;

  Invest to grow and scale our market-leading HR Business Process Outsourcing (HR BPO) solutions by leveraging our platforms and processes;

  Leverage our global presence to offer clients HCM, benefits, and payroll solutions where they do business; and

  Grow and deepen our solutions offering to ensure our key adjacencies are market leaders.

     We believe these strategic pillars will help us build on our core competencies and develop new ones as we deliver stellar service to our clients, create an environment that fosters innovation, position ADP as the global HCM market leader, and enhance long-term total shareholder return.

Fiscal 2012 Financial Results

     We achieved solid results in fiscal 2012 despite the challenging economy, with its protracted period of low interest rates and low employment growth. Our revenues surpassed $10 billion, growing 8% to $10.7 billion for the year, with acquisitions contributing about two percentage points of the growth. As reported, pretax earnings increased 10% and diluted earnings per share increased 12% to $2.82. Excluding the benefit of a gain on a sale of assets during the year, pretax earnings increased 6% and diluted earnings per share grew 9% to $2.74. Pretax margins in the reportable segments expanded nicely, but were more than offset by the negative margin impact of recent acquisitions and the decline in high-margin interest on client funds as a result of low market interest rates. Importantly, the strength in our key business metrics that began at the end of fiscal 2010 continued through fiscal 2012.

Strength in Key Business Metrics

     Growing our recurring revenue base through new business sales and retaining our existing revenues are the most important drivers of revenue growth. During fiscal 2012 we sold over $1.2 billion in new business in our Employer Services and Professional Employer Organization (PEO) businesses, growing 13% over fiscal 2011 and above our expectations. Sales growth was driven in part by increased productivity, demonstrating that our focus on product innovation is resonating in the marketplace.

     Our continued investment in service has enabled us to provide a better overall experience to our clients, resulting in strong Employer Services client revenue retention at 91% in fiscal 2012, slightly below fiscal 2011’s record high retention rate of 91.1%.

     While the economy in the United States continued its slow recovery, we continued to see positive growth in the number of employees on our clients’ payrolls as measured on a same-store basis. In Europe, however, we saw a weakening in our clients’ employee counts due to the tough economic environment there.

     Our PEO business segment continued to perform well, with 12% growth in the average number of worksite employees for the year. We continue to be the largest and fastest growing PEO in terms of worksite employees, exiting the year with about 268,000 worksite employees.

     Our Dealer Services business continued to execute strongly as the U.S. automotive market continued its recovery. Transaction volumes in Dealer Services increased as vehicle sales in the United States improved. Dealer Services’ new business sales growth was solid as we continued to gain market share in North America, driven by favorable win-loss rates and improved penetration of our client base with additional layered applications. While the overall Asian automotive market was not robust, the luxury automotive market, where ADP has a presence, was healthy. Worldwide client revenue retention improved again in fiscal 2012, returning to pre-recession levels. I am also pleased with the strength of Dealer Services’ business model and its competitive position in the markets it serves.

     We continue to gain market share in both of our key market segments and believe this is in large part due to our focus on product innovation and providing stellar service to our clients. ADP served about 600,000 clients worldwide at the end of fiscal 2012, a five percent increase from a year ago.

The Future

     Based on the belief that innovation drives differentiation, and differentiation drives competitive advantage and growth, we look to the future with a focus on three priorities:

  Global HCM leadership;

  Technology leadership; and

  Service leadership.

Global Human Capital Management Leadership

     Expertise in a broad set of HCM solutions delivered in an integrated, cloud-based fashion is a differentiator for ADP. The foundation is now in place with HCM solutions for all of our market segments. Global HCM leadership is enabled by continued investments in technology, service, and the expertise of our people.

Technology Leadership

     In today’s competitive environment, we need to continue to focus on both new product development and the speed at which we develop new products. The amount of time that is acceptable between new product releases has shortened, and the increased emphasis on product development that started over the last couple of years will continue.

     In addition, we believe that innovation requires some rationalization and consolidation of our existing platforms. We want our clients to leverage our best and most innovative products, and have increased the pace of migrations in a very careful and methodical way in order to shift more of our development expense into new product innovation.

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     ADP was recently referred to as the “granddaddy of SaaS” by Computerworld®, and appropriately so. We began hosting our solutions “in the cloud” over a decade ago, and today over half of our clients interact with ADP’s solutions via software as a service. In fiscal 2012, InformationWeek®500 ranked ADP #7 on its annual list of most innovative technology companies in the United States, further recognition that we are indeed making progress in this area.

Service Leadership

     But ADP is still a services business. We continue to differentiate ourselves from the competition based on the service we offer our clients as well as the breadth of our offerings. While we plan to continue improving the competitiveness of our products, the fact is that a large part of our value proposition is service and compliance. We solve our clients’ problems, we don’t just provide them a software product and tell them to go off and use it on their own.

     Our focus on service leadership begins with service excellence. This is one of ADP’s core values and it’s integral to our growth strategy. Service excellence is an integrated approach that we apply across all aspects of the client experience.

     Client feedback is needed to strengthen relationships, build loyalty, and drive innovation, in addition to ensuring that our service meets our clients’ expectations. So we are evolving our client-feedback mechanisms with a regimented process to review their feedback and take action where appropriate. We’re enhancing our closed-loop process, making it more real-time using new tools and by leveraging social media. With this approach, we can focus on the entire end-to-end client experience and create raving fans of ADP who buy more service, stay with us longer, and refer additional business to us.

     We believe service will remain a key differentiator for ADP, and we will continue to look for ways to deliver our support in new and traditional ways. For example, for our small business clients, we recently launched 24 by 7 telephone support, a market differentiator, in response to client feedback. Additionally, we’re enhancing our online support interaction beyond email by developing live chat and click-to-call services.

Acquisitions that Strengthen the Product Portfolio

     To augment our product development and support our strategy, we completed seven acquisitions during fiscal 2012. Our acquisition of the Human Resource Solutions subsidiary of SHPS® allows us to expand our benefits administration capabilities for larger companies with the addition of health savings account (HSA) and health reimbursement account (HRA) administration and absence management. Additionally, we acquired Asparity Decision Solutions, which also strengthened our benefits solutions portfolio by providing new tools that allow our clients to streamline the annual benefits enrollment process, contain health care costs, and offer their employees more personalized solutions to help them make smarter, more informed benefits choices.

     Our acquisition of The RightThing® broadens ADP’s HR BPO capabilities with recruitment process outsourcing and complements our existing applicant tracking and talent management solutions. This enables ADP to build an even more robust end-to-end talent acquisition portfolio and helps clients establish a highly effective process for managing their workforce.

     In our Employer Services business, we also acquired a provider of payroll and other compliance services in India, supporting our desire to leverage our global presence to meet the HCM, benefits, and payroll needs of our clients where they do business.

     The remaining acquisitions completed during fiscal 2012 are expected to grow and deepen our solutions offering to ensure our key adjacencies are market leaders. These acquisitions included a training tax credit business, a provider of Revenue Cycle Management services, and a key supplier of digital services for new and used car lead generation.

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Capital Structure

    ADP’s financial strength continues to also be a market differentiator. ADP remains one of only four non-financial U.S. companies rated AAA by both leading credit rating agencies, reflecting the strength of our business model and of our balance sheet. To our clients, this means the highest level of financial soundness in their payroll and money movement partner.

    ADP remains committed to shareholder friendly actions and returning excess cash to shareholders. In addition to ongoing investments in our core business, our priorities for the use of cash remain tuck-in acquisitions that complement our existing solution set or expand our geographic footprint, followed by dividends and share buybacks.

    In fiscal 2012, we increased our cash dividend 10 percent, the 37th consecutive year of dividend increases, paying out $740 million in cash dividends and maintaining a dividend payout ratio of 55%. In fiscal 2012, we also bought back nearly $750 million of ADP stock.

Commitment to Diversity and Associate Development

    ADP believes that promoting, cultivating, and developing a diverse workforce is critical to delivering superior client value and financial results. It’s so important to us that we’ve made it a part of our core values (“Each Person Counts”), and we are pleased to have received a number of awards recognizing our progress in this area in fiscal 2012, including:

  DiversityInc® – ADP ranked #27, a reflection of ADP’s commitment to inclusion in the workplace, and to the unique, rich and varied background of our associates. ADP also appears in DiversityInc’s specialized lists for top ten companies for Latinos, Executive Women, and for Recruiting and Retention;

  Corporate Equality Index® – ADP achieved a 100 percent rating in the Human Rights Campaign® Foundation’s 2012 Corporate Equality Index report for its positive treatment of lesbian, gay, bisexual and transgender employees;

  ADP once again ranked among Training Magazine® Top 125.

Management & Board of Directors

    Dermot O’Brien was appointed Chief Human Resources Officer and corporate vice president. Terry Terhark, who joined ADP through the acquisition of The RightThing, was also appointed corporate vice president.

    Ellen R. Alemany, head of RBS Americas and Chairman and Chief Executive Officer of Citizens Financial Group, Inc., and Richard T. Clark, retired Chairman and Chief Executive Officer of Merck & Co., Inc. were elected to ADP’s board of directors during fiscal 2012.

Growth Opportunity and Outlook

    Along with executing our strategy, a goal I have set for ADP is achievement of top quartile total shareholder return (TSR) over the long term. The market’s forecast of top quartile TSR over the next two to three years is about 12%. We believe we can achieve top quartile TSR through a combination of profitable revenue growth and continued strong free cash flow yield from dividends and share repurchases. We do not expect pretax margin expansion to be a near-term contributor to total shareholder return due to the negative impact to revenues and earnings from continued low interest rates based on the current interest rate environment.

    Despite the headwinds from low market interest rates and a mixed economic landscape in the United States and Europe, our fiscal 2012 results demonstrate the strength and resiliency of our business model. I believe we are doing the right things to grow the business and enhance long-term shareholder value.

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     In closing, I would like to thank ADP’s associates worldwide for their contributions to ADP’s success, for doing their part to deliver service excellence to our clients, and for living our values every day.

CARLOS RODRIGUEZ
President and Chief Executive Officer

September 27, 2012

FORWARD LOOKING STATEMENTS

This letter and other written or oral statements made by ADP from time to time may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP’s success in obtaining, retaining and selling additional services to clients; the pricing of services and products; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates, and; the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under “Item 1A.Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 should be considered in evaluating any forward-looking statements contained herein.

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AUTOMATIC DATA PROCESSING, INC.

One ADP Boulevard ● Roseland, New Jersey 07068
_______________________________________________________

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
_______________________________________________________

     The 2012 Annual Meeting of Stockholders of Automatic Data Processing, Inc. will take place at 10:00 a.m., Eastern Standard Time, Tuesday, November 13, 2012 at our corporate headquarters, One ADP Boulevard, Roseland, New Jersey.

     A Notice of Internet Availability of Proxy Materials or the proxy statement for the 2012 Annual Meeting of Stockholders is first being mailed to stockholders on or about September 27, 2012.

     The purposes of the meeting are to:

1.	Elect a board of directors;

2.	Ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent certified public accountants for fiscal year 2013;

3.	Hold an advisory vote on executive compensation; and

4.	Transact any other business that may properly come before the meeting or any adjournment(s) thereof.

     Only stockholders of record at the close of business on September 14, 2012 are entitled to receive notice of, to attend, and to vote at the meeting. If you plan to attend the meeting in person, please note the admission procedures described under “How Can I Attend the Meeting?” on page 1 of the proxy statement.

     Your vote is important, and we urge you to vote whether or not you plan to attend the meeting. The Notice of Internet Availability of Proxy Materials instructs you on how to access your proxy card to vote via the Internet or by telephone. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

By order of the Board of Directors
MICHAEL A. BONARTI
Secretary

September 27, 2012
Roseland, New Jersey

2012 PROXY STATEMENT SUMMARY

     This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

2012 Annual Meeting of Stockholders

Time and Date	10:00 a.m. Eastern Standard Time, Tuesday, November 13, 2012

Place	One ADP Boulevard, Roseland, New Jersey, 07068

Record Date	Stockholders of record at the close of business on September 14, 2012 are entitled to vote at the meeting in person or by proxy.

Voting	Each stockholder is entitled to one vote for each share of common stock held on the record date.

Admission	Admission to the meeting is restricted to stockholders and/or their designated representatives. All stockholders will be required to show valid picture identification in order to be admitted to the meeting.

Voting Matters

		BOARD	PAGE REFERENCE FOR
	PROPOSAL	RECOMMENDATION	MORE DETAIL
Proposal 1:	Election of directors	FOR EACH NOMINEE	5

Proposal 2:	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013	FOR	63

Proposal 3:	Advisory resolution to approve compensation of named executive officers	FOR	63

Advisory Resolution to Approve Executive Compensation

     Consistent with the stockholders’ advisory vote at our 2011 Annual Meeting of Stockholders, we determined to hold the advisory say-on-pay vote to approve our named executive officer compensation on an annual basis. Therefore, we are asking our stockholders to approve, on an advisory basis, our named executive officer compensation for fiscal year 2012. Our stockholders will have the opportunity to approve our named executive officer compensation for fiscal year 2013 at the 2013 Annual Meeting of Stockholders.

     The board of directors recommends a vote FOR this resolution because it believes that the policies and practices described in the “COMPENSATION DISCUSSION AND ANALYSIS” section on page 19 of the proxy statement are effective in achieving the company’s goals of linking pay to performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term operational and financial goals of the company and linking executive performance to stockholder value.

     At our 2011 Annual Meeting of Stockholders, our stockholders approved the compensation of our fiscal year 2011 named executive officers by a vote of over 93% in favor.

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Board Nominees

     Please refer to page 6 in the proxy statement for important information about the qualifications and experience of each of the following director nominees.

					Committee
		Director	Principal		Memberships
Name	Age	Since	Occupation	Independent	AC	CC	NCGC
Ellen R. Alemany	56	2011	Chairman and Chief Executive	X			X
			Officer of Citizens Financial
			Group, Inc. and Head of RBS
			Americas
Gregory D. Brenneman	50	2001	Chairman of CCMP Capital	X	F	C
			Advisors, LLC
Leslie A. Brun	60	2003	Chairman and Chief Executive	X
			Officer of Sarr Group, LLC
Richard T. Clark	66	2011	Retired Chairman and Chief	X	X	X
			Executive Officer of Merck & Co., Inc.
Eric C. Fast	63	2007	President and Chief Executive	X	C, F
			Officer of Crane Co.
Linda R. Gooden	59	2009	Executive Vice President of	X	X
			Lockheed Martin Corporation
			Information Systems & Global
			Solutions
R. Glenn Hubbard	54	2004	Dean of Columbia University’s	X	F	X
			Graduate School of Business
John P. Jones	61	2005	Retired Chairman and Chief	X		X	C
			Executive Officer of Air Products
			and Chemicals, Inc.
Carlos A. Rodriguez	48	2011	President and Chief Executive
			Officer of Automatic Data
			Processing, Inc.
Enrique T. Salem	46	2010	Former Chief Executive Officer of	X			X
			Symantec Corporation
Gregory L. Summe	55	2007	Vice Chairman of The Carlyle	X		X	X
			Group

AC	Audit Committee	F	Financial Expert
CC	Compensation Committee	C	Committee Chair
NCGC	Nominating / Corporate Governance
Committee

Key Features of Our Compensation Program

  We design our compensation programs to link pay to performance and levels of responsibility, to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the company, and to link executive performance to stockholder value.

  We maintain a compensation recovery, or “clawback” provision in our 2008 Omnibus Award Plan.

  We maintain stock ownership guidelines to encourage equity ownership by our executive officers.

  Our Change in Control Severance Plan for Corporate Officers is based on a “double trigger” in which payments are provided only if termination of employment without cause or with good reason occurs during the 3-year period after a change in control.

  We provide modest, reasonable perquisites that we believe are consistent with our overall compensation philosophy.

  We do not provide tax gross-ups related to perquisites or under our change in control provisions.
2012 Compensation Highlights

     Please refer to the “COMPENSATION DISCUSSION AND ANALYSIS” section on page 19 of the proxy statement, and the tables and narratives that follow on page 35 of the proxy statement, for more detail concerning the compensation of our named executive officers.

     Consistent with our pay for performance philosophy, the compensation of our named executive officers is structured with a significant portion of their total compensation at risk and paid based on the performance of the company and applicable business unit. Our financial performance in fiscal year 2012 impacted the compensation for all of our executive officers, not just our named executive officers, in several ways, most notably through our annual cash bonus plan and performance-based restricted stock program.

     The following are key highlights of our 2012 executive compensation program:

Base salary:	For fiscal year 2012, we increased the base salary of each named executive officer by an average of 3.6%, except executives who were promoted to new positions with higher levels of responsibility.

Annual cash bonus:

For fiscal year 2012, we maintained annual cash bonus targets at current levels, except executives who were promoted to new positions with higher levels of responsibility.

Our named executive officers (other than Mr. Butler, who retired from the company in November 2011) received cash bonuses that averaged approximately 118% of target.

Performance-based restricted stock (“PBRS”) and stock options:

The design and mix of our PBRS and stock option programs remained unchanged from fiscal year 2011.

Our one-year earnings per share growth for fiscal year 2012 resulted in awards to our named executive officers of restricted stock under our PBRS program at 100% of target.

Deferred compensation:	For fiscal year 2012, we have amended the deferred compensation plan to allow eligible participants the opportunity to defer receipt of their performance-based restricted stock awards.

     A summary of fiscal year 2012 compensation for our named executive officers (other than Mr. Butler, who retired in November 2011) is set forth in the following table:

	Base	Annual		Stock
Name and Title	Salary	Bonus	PBRS	Options	Total
Carlos A. Rodriguez President and Chief Executive Officer	$800,000	$1,452,400	$926,200	$1,673,900	$4,852,500

Christopher R. Reidy Chief Financial Officer	$560,000	$540,300	$602,030	$176,200	$1,878,530

Regina R. Lee Division President, Employer Services – National Account Services, Major Account Services, Benefits Services, Canada, and GlobalView	$500,000	$468,800	$555,720	$176,200	$1,700,720

Steven J. Anenen Division President, Dealer Services	$450,000	$373,000	$416,790	$132,150	$1,371,940

Jan Siegmund Division President, Employer Services – Added Value Services and Chief Strategy Officer	$415,000	$358,500	$347,325	$132,150	$1,252,975

     Excluding Mr. Butler’s fiscal year 2012 compensation, the mix of total direct compensation for fiscal year 2012 was designed to deliver the following approximate proportions of total compensation to Mr. Rodriguez and the other named executive officers (on average) if company and individual target levels of performance are achieved:

Important Dates for the 2013 Annual Meeting of Stockholders

     Please refer to the “STOCKHOLDER PROPOSALS” section on page 64 of the proxy statement for more information regarding the applicable requirements for submission of stockholder proposals.

     If a stockholder intends to submit any proposal for inclusion in the company’s proxy statement for the company’s 2013 Annual Meeting of Stockholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal must be received by the corporate secretary of the company no later than May 30, 2013.

     Separate from the requirements of Rule 14a-8, relating to the inclusion of a stockholder proposal in the company’s proxy statement, the company’s amended and restated by-laws require that notice of a stockholder nomination for candidates for our board of directors or any other business to be considered at the company’s 2013 Annual Meeting of Stockholders must be received by the company no earlier than July 16, 2013, and no later than the close of business (5:30 p.m. Eastern Daylight Time) on August 15, 2013.

AUTOMATIC DATA PROCESSING, INC. One ADP Boulevard Roseland, New Jersey 07068 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 13, 2012
____________________

PROXY STATEMENT
____________________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

     WHY AM I RECEIVING THESE PROXY MATERIALS?

     We are providing these proxy materials to holders of shares of the company’s common stock, par value $0.10 per share, in connection with the solicitation of proxies by our board of directors for the forthcoming 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on November 13, 2012 at 10:00 a.m. Eastern Standard Time, and at any postponement(s) or adjournment(s) thereof. The company will bear all expenses in connection with this solicitation.

     HOW IS THE COMPANY DISTRIBUTING THE PROXY MATERIALS?

     Under rules adopted by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On September 27, 2012, we commenced the mailing to our stockholders (other than those who previously requested electronic or paper delivery) of a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K (which is not a part of the proxy soliciting material). This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

     This proxy statement and our annual report on Form 10-K are also available on our corporate website at www.adp.com under “SEC Filings” in the “Investor Relations” section.

     WHO IS ENTITLED TO VOTE AT THE MEETING?

     The only outstanding class of securities entitled to vote at the meeting is our common stock, par value $0.10 per share. At the close of business on September 14, 2012, the record date for determining stockholders entitled to notice of, to attend, and to vote at the meeting, we had 484,328,654 issued and outstanding shares of common stock (excluding 154,383,788 treasury shares not entitled to vote). Each outstanding share of common stock is entitled to one vote with respect to each matter to be voted on at the meeting.

     HOW CAN I ATTEND THE MEETING?

     Admission to the meeting is restricted to stockholders and/or their designated representatives. If your shares are registered in your name and you plan to attend the meeting, your admission ticket will be the top portion of the proxy card. If your shares are in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.

     All stockholders will be required to show valid picture identification. If you do not have valid picture identification and either an admission ticket or proof of your stock ownership, you will not be admitted to the meeting. For security purposes, packages and bags will be inspected and you may be required to check these items. Please arrive early enough to allow yourself adequate time to clear security.

     HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

     The representation in person or by proxy of a majority of the issued and outstanding shares of stock entitled to vote at the meeting constitutes a quorum. Under our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law, abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

     HOW CAN I VOTE MY SHARES?

     The Notice of Internet Availability of Proxy Materials instructs you on how to access your proxy card to vote through the Internet or by telephone. If you receive a paper copy of the proxy materials, you may also vote your shares by completing, signing, dating and returning the accompanying printed proxy in the enclosed envelope, which requires no postage if mailed in the United States. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the recommendations of our board of directors as indicated above. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person.

     IF I HOLD SHARES IN STREET NAME, DOES MY BROKER NEED INSTRUCTIONS IN ORDER TO VOTE MY SHARES?

     If your shares are held in “street name” (i.e., your shares are held by a bank, brokerage firm or other nominee), you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker. If you hold your shares in street name and you do not instruct your bank or broker as to how to vote your shares, your bank or broker may only vote your shares in its discretion on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal 2), but will not be allowed to vote your shares on any of the other proposals described in this proxy statement, including the election of directors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of any of the matters referred to in this proxy statement because the non-votes are not considered in determining the number of votes necessary for approval.

WHAT MATTERS WILL BE VOTED ON AT THE MEETING, WHAT ARE MY VOTING CHOICES, AND HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

PROPOSALS	VOTING CHOICES	BOARD RECOMMENDATION
Proposal 1: Election of the eleven nominees named in this proxy statement to serve on the company’s board of directors	For all For all except identified director nominee(s) Withhold all	FOR election of all 11 director nominees

Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013	For Against Abstain	FOR

Proposal 3: Advisory resolution approving the compensation of the company’s named executive officers as disclosed in the “COMPENSATION DISCUSSION AND ANALYSIS” section on page 19 of this proxy statement.

	For Against Abstain	FOR

     So far as the board of directors is aware, only the above matters will be acted upon at the meeting. If any other matters properly come before the meeting, the accompanying proxy may be voted on such other matters in accordance with the best judgment of the person or persons voting the proxy.

     HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSALS, AND WHAT IS THE EFFECT OF ABSTENTIONS?

     Proposal 1:

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to elect a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation that the company does not anticipate), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy. Votes may be cast in favor of all nominees, withheld from all nominees or withheld from specifically identified nominees. Votes that are withheld will have the effect of a negative vote, provided that if the number of nominees exceeds the number of directors to be elected, withheld votes will be excluded entirely and will have no effect on the vote. A broker non-vote will have no effect on the outcome of this proposal because the non-votes are not considered in determining the number of votes necessary for approval.

     Proposal 2:

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the company’s independent certified public accountants for fiscal year 2013. Votes may be cast in favor of or against this proposal or a stockholder may abstain from voting. Abstentions will have the effect of a negative vote. Brokers have the authority to vote shares for which their customers did not provide voting instructions on the ratification of the appointment of Deloitte & Touche LLP.

     Proposal 3:

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to approve the advisory resolution on executive compensation. Abstentions will have the effect of a negative vote. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the compensation committee or the board of directors. Because we value our stockholders’ views, however, the compensation committee and the board of directors will consider the results of this advisory vote when formulating future executive compensation policy. A broker non-vote will have no effect on the outcome of the advisory resolution because the non-votes are not considered in determining the number of votes necessary for approval.

     MAY I REVOKE MY PROXY OR CHANGE MY VOTE?

     If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual Meeting by:

  submitting a valid, later-dated proxy card or a later-dated vote in accordance with the voting instructions on the Notice of Internet Availability of Proxy Materials in a timely manner; or

  giving written notice of such revocation to the company’s corporate secretary prior to or at the Annual Meeting or by voting in person at the Annual Meeting.

     If your shares are held in “street name, you should contact your bank or broker and follow its procedures for changing your voting instructions. You also may vote in person at the Annual Meeting if you obtain a legal proxy from your bank or broker.

     IS MY VOTE CONFIDENTIAL?

     Proxies and ballots identifying the vote of individual stockholders will be kept confidential from our management and directors, except as necessary to meet legal requirements in cases where stockholders request disclosure or in a contested election.

     WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

     The preliminary voting results will be announced at the Annual Meeting. The final voting results, which are tallied by independent tabulators and certified by independent inspectors, will be published in the company’s current report on Form 8-K, which we are required to file with the Securities and Exchange Commission within four business days following the Annual Meeting.

     WHAT IS “HOUSEHOLDING”?

     To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but share the same address, we have adopted a procedure known as “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

     If you are a registered stockholder and choose to have separate copies of our Notice of Internet Availability of Proxy Materials, proxy statement and annual report on Form 10-K mailed to you, you must “opt-out” by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-800-542-1061 and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your accounts from this service, your accounts will continue to be “householded” until we notify you otherwise. If you own our common stock in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you.

     You can also contact Broadridge Financial Solutions at 1-800-542-1061 if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Directors

     Properly executed proxies will be voted as marked. Unmarked proxies will be voted in favor of electing the persons named below (each of whom is now a director) as directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. If any nominee is no longer a candidate at the time of the meeting (a situation that we do not anticipate), proxies will be voted in favor of remaining nominees and may be voted for substitute nominees designated by the board of directors.

		Served as a
		Director
		Continuously
Name	Age	Since	Principal Occupation
Ellen R. Alemany	56	2011	Chairman and Chief Executive Officer of Citizens Financial Group, Inc., a subsidiary of RBS, and Head of RBS Americas

Gregory D. Brenneman	50	2001	Chairman of CCMP Capital Advisors, LLC, a global private equity firm

Leslie A. Brun	60	2003	Chairman and Chief Executive Officer of Sarr Group, LLC, an investment holding company

Richard T. Clark	66	2011	Retired Chairman and Chief Executive Officer of Merck & Co., Inc.

Eric C. Fast	63	2007	President and Chief Executive Officer of Crane Co., a manufacturer of industrial products

Linda R. Gooden	59	2009	Executive Vice President of Lockheed Martin Corporation Information Systems & Global Solutions

R. Glenn Hubbard	54	2004	Dean of Columbia University’s Graduate School of Business

John P. Jones	61	2005	Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc., an industrial gas and related industrial process equipment business

Carlos A. Rodriguez	48	2011	President and Chief Executive Officer of Automatic Data Processing, Inc.

Enrique T. Salem	46	2010	Former Chief Executive Officer of Symantec Corporation, a provider of information security, storage and systems management solutions

Gregory L. Summe	55	2007	Vice Chairman of The Carlyle Group, a global alternative asset manager

       Below are summaries of the principal occupations, business experience, and background of the nominees.

Director since: 2011 Independent

ELLEN R. ALEMANY
Chairman and Chief Executive Officer of Citizens Financial Group, Inc. and Head of RBS Americas

Ms. Alemany has served as head of RBS Americas, the management structure that oversees The Royal Bank of Scotland’s businesses in the Americas, since she joined RBS in June 2007. She was named to the additional role of chief executive officer of RBS Citizens Financial Group, Inc., an RBS subsidiary, in March 2008 and was also appointed its chairman in March 2009. Ms. Alemany joined RBS from Citigroup, where she served as the chief executive officer for global transaction services from February 2006 until April 2007. Ms. Alemany joined Citigroup in 1987, and held a number of senior positions during her tenure, including executive vice president for the commercial business group from March 2003 until January 2006, which includes the commercial markets group, the commercial real estate group, and also CitiCapital, where she served as president and chief executive officer from September 2001 until January 2006. Prior to being appointed executive vice president for the commercial business group in 2003, Ms. Alemany also held a number of executive positions in Citigroup’s Global Corporate Bank, including customer group executive of North American markets, global industry head of media and communications, U.S. industry head of consumer products, and executive vice president of Citibank and customer group executive for the global relationship bank in Europe, based in London. With over 30 years of management experience in financial services and a proven track record of achievement and leadership, Ms. Alemany brings a wealth of managerial and operational expertise to our board of directors, as well as extensive experience in the issues facing multinational businesses.

Director since: 2001 Independent

GREGORY D. BRENNEMAN
Chairman of CCMP Capital Advisors, LLC

Mr. Brenneman has been chairman of CCMP Capital Advisors, LLC, a global private equity firm, since August 2008. He served as executive chairman of the board of Quiznos, a national quick-service restaurant chain, from August 2008 to July 2010, and as its president and chief executive officer from January 2007 to September 2008. He has been the chairman and chief executive officer of TurnWorks, Inc., a private equity firm, since November 1994. Mr. Brenneman served as chief executive officer and a board member of Burger King Corporation from August 2004 to April 2006 and as chairman of the board of directors from February 2005 to April 2006. He served as president and chief executive officer of PwC Consulting from June 2002, where he led restructuring efforts that successfully culminated in its strategic sale to International Business Machines Corporation in October 2002. In addition, he served as president and a director of Continental Airlines, Inc. from 1996 to 2001. Mr. Brenneman is also a director of The Home Depot, Inc. and the chairman of the board of Francesca’s Holdings Corporation. A successful business leader with a proven track record, Mr. Brenneman brings to our board of directors extensive experience in the issues facing public companies and multinational businesses, including expertise in management, accounting, corporate finance and transactional matters. In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Director since: 2003 Independent

LESLIE A. BRUN
Chairman and Chief Executive Officer of Sarr Group, LLC

Mr. Brun is chairman and chief executive officer of Sarr Group, LLC, an investment holding company that manages Mr. Brun’s personal and family investments. He is the founder and was chairman emeritus of Hamilton Lane, a private equity advisory and management firm where he served as chief executive officer and chairman from 1991 until 2005. In addition, Mr. Brun is a managing director and head of investor relations at CCMP Capital Advisors, LLC, a global private equity firm. Mr. Brun also serves as the chairman of the board of directors of Broadridge Financial Solutions, Inc., a director and chairman of the audit committee of Merck & Co., Inc., and a director of NXT Capital. Mr. Brun has extensive financial expertise coupled with a track record of achievement demonstrated by his career at Hamilton Lane, his experience as a managing director and co-founder of the investment banking group of Fidelity Bank, and as a vice president in the corporate finance division of E.F. Hutton & Co. Mr. Brun also brings to our board of directors management expertise and board leadership experience essential to a large public company. In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Director since: 2011 Independent

RICHARD T. CLARK
Retired Chairman and Chief Executive Officer of Merck & Co., Inc.

Mr. Clark is the retired chairman of the board, chief executive officer, and president of Merck & Co., Inc. Mr. Clark served as chairman of Merck & Co., Inc. from April 2007 until December 2011, as chief executive officer from May 2005 until December 2010, and as president from May 2005 until April 2010. He held a variety of other positions during his 39-year tenure at Merck, including president of the Merck manufacturing division from June 2003 to May 2005, and chairman and chief executive officer of Medco Health Solutions, Inc., from March 2002 to June 2003. Mr. Clark is a director of Corning Incorporated, a global manufacturing company, and serves on the advisory board of American Securities, a private equity firm. With a proven track record of leadership and achievement, Mr. Clark offers our board of directors broad managerial and operational expertise, as well as extensive experience in the issues facing public companies and multinational businesses.

Director since: 2007 Independent

ERIC C. FAST
President and Chief Executive Officer of Crane Co.

Mr. Fast has been president and chief executive officer of Crane Co., a manufacturer of industrial products, since April 2001 and a director of Crane Co. since 1999. Mr. Fast is also a director of National Integrity Life Insurance Company and Regions Financial Corporation. He was a director of Convergys Corporation from 2000 to 2007. Mr. Fast also served as a managing director, co-head of global investment banking, and a member of the management committee of Salomon Smith Barney from 1997 to 1998. Mr. Fast held those same positions at Salomon Brothers Inc. from 1995 until the merger of Salomon Brothers Inc. and Travelers/ Smith Barney, and prior to that he was co-head of U.S. corporate finance at Salomon Brothers Inc. from 1991 to 1995. Mr. Fast has extensive financial and transactional experience, demonstrated by his career in investment banking prior to his tenure at Crane Co. With years of demonstrated leadership ability, Mr. Fast contributes significant organizational skills to our board of directors, including expertise in financial, accounting, and transactional matters.

Director since: 2009 Independent

LINDA R. GOODEN
Executive Vice President of Lockheed Martin Corporation Information Systems & Global Solutions

Ms. Gooden has served as executive vice president – information systems & global solutions of Lockheed Martin Corporation since January 2007. She previously served as deputy executive vice president – information & technology services of Lockheed Martin Corporation from October 2006 to December 2006, and president, Lockheed Martin Information Technology from September 1997 to December 2006. Ms. Gooden brings to our board of directors broad managerial and operational expertise, a strong background in information technology, as well as a proven track record of achievement and sound business judgment demonstrated throughout her career with Lockheed Martin Corporation.

Director since: 2004 Independent

R. GLENN HUBBARD
Dean of Columbia University’s Graduate School of Business

Mr. Hubbard has been the dean of Columbia University’s Graduate School of Business since 2004 and has been the Russell L. Carson professor of finance and economics since 1994. He is also a director of BlackRock Closed-End Funds, KKR Financial Holdings, LLC and MetLife, Inc. and a member of the Panel of Economic Advisors for the Federal Reserve Bank of New York. Mr. Hubbard served as a director of Information Services Group, Inc. from 2006 to 2008, Duke Realty Corporation from 2004 to 2008, Capmark Financial Corporation from 2006 to 2008, Dex Media, Inc. from 2004 to 2006, and R.H. Donnelley Corporation in 2006. Mr. Hubbard was chairman of the President’s Council of Economic Advisers from 2001 to 2003. Mr. Hubbard provides our board of directors with substantial knowledge of and expertise in global macroeconomic conditions and economic, tax and regulatory policies, as well as perspective on financial markets. In addition, his directorships at other public companies provide him with broad experience on governance issues facing public companies.

Director since: 2005 Independent

JOHN P. JONES
Retired Chairman and Chief Executive Officer of Air Products and Chemicals, Inc.

Mr. Jones is the retired chairman of the board, chief executive officer, and president of Air Products and Chemicals, Inc., an industrial gas and related industrial process equipment business. Mr. Jones served as chairman of Air Products and Chemicals, Inc. from October 2007 until April 2008, as chairman and chief executive officer from September 2006 until October 2007, and as chairman, president, and chief executive officer from December 2000 through September 2006. He is also a director of Sunoco, Inc. With a track record of achievement and sound business judgment demonstrated during his thirty-six year tenure at Air Products and Chemicals, Inc., Mr. Jones brings to the board of directors extensive experience in issues facing public companies and multinational businesses, including organizational management, strategic planning, and corporate governance matters, combined with proven business and financial acumen.

Director since: 2011 Management

CARLOS A. RODRIGUEZ
Chief Executive Officer of Automatic Data Processing, Inc.

Mr. Rodriguez is president and chief executive officer of the company. He served as president and chief operating officer of the company before he was appointed to his current position in November 2011. Having started his career at the company in 1999, Mr. Rodriguez previously served as president of several key businesses, including National Accounts Services, Employer Services International, Small Business Services, and Professional Employer Organization, giving him deep institutional knowledge across the company’s business. Mr. Rodriguez is also a director of Hubbell Inc., a manufacturer of electrical and electronic products. Mr. Rodriguez brings a wealth of business acumen and leadership experience to our board of directors, coupled with a proven track record of integrity, achievement, and strategic vision.

Director since: 2010 Independent

ENRIQUE T. SALEM
Former Chief Executive Officer of Symantec Corporation

Mr. Salem was president, chief executive officer and a director of Symantec Corporation, a provider of information security, storage and systems management solutions, from April 2009 until July 2012. Mr. Salem was chief operating officer of Symantec Corporation from January 2008 to April 2009, group president, worldwide sales and marketing from April 2007 to January 2008, group president, consumer products from May 2006 to April 2007, senior vice president, consumer products and solutions from February 2006 to May 2006, senior vice president, security products and solutions from January 2006 to February 2006, and senior vice president, network and gateway security solutions from June 2004 to February 2006. Prior to joining Symantec Corporation, he was president and chief executive officer of Brightmail Incorporated, an anti-spam software company that was acquired by Symantec in 2004. With years of demonstrated managerial ability, Mr. Salem brings to our board of directors extensive leadership experience, including oversight of global operations, as well as a strong background in information technology, data security, compliance, and systems management.

Director since: 2007 Independent

GREGORY L. SUMME
Vice Chairman of The Carlyle Group

Mr. Summe has been vice chairman of global buyout at The Carlyle Group, a global alternative asset manager, since September 2009. Prior to joining The Carlyle Group, Mr. Summe served as the chairman of the board and chief executive officer of PerkinElmer, Inc., a provider of health and safety technology and services, which he led for eleven years from 1998 to April 2009. Mr. Summe joined PerkinElmer in 1998 in the role of president and chief operating officer, and was appointed its chairman of the board and chief executive officer in 1999. He continued to serve as its chief executive officer until 2008, and as the chairman of the board until April 2009. Mr. Summe also served as a senior advisor at Goldman Sachs Capital Partners, a private equity business affiliated with Goldman, Sachs & Co., from 2008 to 2009. Mr. Summe is also a director of State Street Corporation and Freescale Semiconductor. With a proven track record of success as chairman and chief executive officer of a public company with multinational operations, combined with his experience in the private equity and alternative asset management sectors, Mr. Summe brings to the board of directors extensive experience managing sophisticated businesses, insight into organizational and corporate governance issues, as well as financial acumen critical to a public company.

Stockholder Approval Required

       At the 2012 Annual Meeting of Stockholders, directors will be elected by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Corporate Governance

       It is our policy that our directors attend the Annual Meetings of Stockholders. Nine directors attended our 2011 Annual Meeting of Stockholders.

       During fiscal year 2012, our board of directors held 7 meetings. All of our incumbent directors attended at least 75%, in the aggregate, of the meetings of the board of directors and the committees of which they were members during the periods that they served on our board of directors.

       The board of directors’ categorical standards of director independence are consistent with NASDAQ Stock Market (“NASDAQ”) listing standards and are available online at: http: //www.adp.com/about-us/corporate-social-responsibility/governance/corporate-governance-principles/standards-of-director-independence.aspx. Directors meeting these standards are considered to be “independent.” Ms. Alemany, Ms. Gooden, and Messrs. Brenneman, Brun, Clark, Fast, Hubbard, Jones, Salem, and Summe meet these standards and are, therefore, considered to be independent directors. Mr. Rodriguez does not meet these standards and is, therefore, not considered to be an independent director. Based on the foregoing categorical standards, all current members of the audit, compensation and nominating/corporate governance committees are independent. Mr. Brun, our independent non-executive chairman of the board, is not a member of any of these board committees.

       The table below provides membership and meeting information for each of the committees of the board of directors.

Committee Memberships
Name	AC	CC	NCGC
Ellen R. Alemany			X
Gregory D. Brenneman	F	C
Richard T. Clark	X	X
Eric C. Fast	C, F
Linda R. Gooden	X
R. Glenn Hubbard	F	X
John P. Jones		X	C
Enrique T. Salem			X
Gregory L. Summe		X	X
Number of meetings
held in fiscal 2012	7	6	3

AC	Audit Committee	F	Financial Expert
CC	Compensation Committee	C	Committee Chair
NCGC	Nominating / Corporate Governance Committee

       Board Leadership Structure

       Our Corporate Governance Principles do not require the separation of the roles of chairman of the board and chief executive officer because the board believes that effective board leadership can depend on the skills and experience of, and personal interaction between, people in leadership roles. Our board of directors is currently led by Mr. Brun, our independent non-executive chairman of the board. Mr. Rodriguez, our chief executive officer, serves as a member of the board of directors. The board of directors believes this leadership structure is in the best interests of the company’s stockholders at this time. Separating these positions allows our chief executive officer to focus on developing and implementing the company’s business plans and supervising the company’s day-to-day business operations and allows our chairman of the board to lead the board of directors in its oversight, advisory, and risk management roles.

       Executive Sessions

       Executive sessions of the non-management directors are held during each board of directors and committee meeting. Mr. Brun, our independent non-executive chairman of the board, presides at each executive session of the board of directors.

       Director Nomination Process

       When the board of directors decides to recruit a new member, or when the board of directors considers any director candidates submitted for consideration by our stockholders, it seeks strong candidates who, ideally, meet all of its categorical standards of director independence, and who are, preferably, senior executives of large companies who have backgrounds directly related to our technologies, markets and/or clients. Additionally, candidates should possess the following personal characteristics: (i) business community respect for his or her integrity, ethics, principles, insights and analytical ability; and (ii) ability and initiative to frame insightful questions, speak out and challenge questionable assumptions and disagree without being disagreeable. The nominating/corporate governance committee will not consider candidates who lack the foregoing personal characteristics. In addition, the nominating/ corporate governance committee considers a wide range of other factors in determining the composition of our board of directors, including age, diversity of background, diversity of thought and other individual qualities such as professional experience, skills, education, and training.

       Nominations of candidates for our board of directors by our stockholders for consideration at our 2013 Annual Stockholder Meeting are subject to the deadlines and other requirements described under “STOCKHOLDER PROPOSALS” on page 64 of this proxy statement.

       Retirement Policy

       Each director will automatically retire from the board of directors at the company’s Annual Meeting of Stockholders following the date he or she turns 72. Management directors who are no longer officers of the company are required to offer to resign from the board of directors.

       Audit Committee

       The audit committee acts under a written charter, which is available online at http://www.adp.com/about-us/corporate-social-responsibility/governance/audit-committee-charter.aspx. The members of the audit committee satisfy the independence requirements of NASDAQ® listing standards. The audit committee’s principal functions are to assist the board of directors in fulfilling its oversight responsibilities with respect to (i) our systems of internal controls regarding finance, accounting, legal compliance and ethical behavior, (ii) our auditing, accounting and financial reporting processes generally, (iii) our financial statements and other financial information that we provide to our stockholders, the public and others, (iv) our compliance with legal and regulatory requirements, and (v) the performance of our corporate audit department and our independent auditors.

       Nominating/Corporate Governance Committee

       The nominating/corporate governance committee acts under a written charter, which is available online at http://www.adp.com/about-us/corporate-social-responsibility/governance/nominating-corporate-governance-committee-charter.aspx. The members of the nominating/corporate governance committee satisfy the independence requirements of NASDAQ listing standards. The principal functions of the nominating/corporate governance committee are to (i) identify individuals qualified to become members of the board of directors and recommend a slate of nominees to the board of directors annually, (ii) ensure that the audit, compensation and nominating/ corporate governance committees of the board of directors have the benefit of qualified and experienced independent directors, (iii) review and reassess annually the adequacy of the board of directors’ corporate governance principles and recommend changes as appropriate, (iv) oversee the evaluation of the board of directors and management and recommend to the board of directors senior managers to be elected as new corporate vice presidents of the company, and (v) review our policies and programs that relate to matters of corporate citizenship.

       Compensation Committee

       The compensation committee acts under a written charter, which is available online at http://www.adp.com/ about-us/corporate-social-responsibility/governance/compensation-committee-charter.aspx. The members of the compensation committee satisfy the independence requirements of NASDAQ listing standards. In addition, each member of the compensation committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined in the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The compensation committee may form and delegate authority to subcommittees when appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of NASDAQ.

       The compensation committee sets and administers our executive compensation program. See “COMPENSATION DISCUSSION AND ANALYSIS” on page 19 of this proxy statement.

       The compensation committee is authorized to engage the services of outside advisors, experts and others to assist the committee. For fiscal year 2012, the compensation committee sought advice from Frederic W. Cook & Co., Inc., an independent compensation consulting firm specializing in executive and director compensation. For further information about Frederic W. Cook & Co., Inc.’s services to the compensation committee, see “COMPENSATION DISCUSSION AND ANALYSIS” under “Compensation Consultant” on page 24 of this proxy statement.

       The Board’s Role in Risk Oversight

       Our board of directors provides oversight with respect to the company’s enterprise risk assessment and risk management activities, which are designed to identify, prioritize, assess, monitor and mitigate the various risks confronting the company, including risks that are related to the achievement of the company’s operational and financial strategy. The board of directors performs this oversight function periodically as part of its meetings and also through its committees, each of which examines various components of enterprise risk as part of its assigned responsibilities. Management is responsible for implementing and supervising day-to-day risk management processes and reporting to the board of directors and its committees as necessary.

       Our audit committee focuses on financial risks, including reviewing with management, the company’s internal auditors, and the company’s independent auditors the company’s major financial risk exposures, the adequacy and effectiveness of accounting and financial controls, and the steps management has taken to monitor and control financial risk exposures. In addition, our audit committee reviews risks related to compliance with applicable laws, regulations, and ethical standards, and also operational risks related to information security and system disruption. Our audit committee regularly receives, reviews and discusses with management presentations and analyses on our aggregate risk exposures, including market, credit, compliance, and operational risks.

       Our nominating/corporate governance committee oversees risks associated with board structure and other corporate governance policies and practices, including review and approval of any related-party transactions under our Related Persons Transaction Policy.

       Our compensation committee oversees risks related to compensation matters. Our compensation committee considered the risks presented by the company’s compensation policies and practices at its meetings in August 2011 and 2012 and believes that our policies and practices of compensating employees do not encourage excessive or unnecessary risk-taking for the following reasons:

  Our incentive plans have diverse performance measures, including company and business unit financial measures, operational measures, and individual goals.

  Our compensation programs balance annual and long-term incentive opportunities.

  We cap incentive plan payouts within a reasonable range.

  The mix of performance-based restricted stock and stock options in our long-term incentive programs serves the best interests of stockholders and the company.

  Our stock ownership guidelines link the interests of our executive officers to those of our stockholders.

  Our compensation recovery policy for new equity awards provides for the clawback of the value of awards in the event an employee engages in conduct contributing to a financial restatement.

       Our committees report on risk oversight matters directly to the board of directors on a regular basis.

       Communications with All Interested Parties

       All interested parties who wish to communicate with the board of directors, the audit committee, or the non-management directors, individually or as a group, may do so by sending a detailed letter to P.O. Box 34, Roseland, New Jersey 07068, leaving a message for a return call at 973-974-5770 or sending an email to adp_audit_committee@adp.com. We will relay any such communication to the non-management director to which such communication is addressed, if applicable, or to the most appropriate committee chairperson, the chairman of the board, or the full board of directors, unless, in any case, it is outside the scope of matters considered by the board of directors or duplicative of other communications previously forwarded to the board of directors. Communications to the board of directors, the non-management directors, or to any individual director that relate to the company’s accounting, internal accounting controls, or auditing matters are referred to the chairperson of the audit committee.

       Transactions with Related Persons

       We have a written “Related Persons Transaction Policy” pursuant to which any transaction between the company and a “related person” in which such related person has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be submitted to our nominating/corporate governance committee for review, approval or ratification.

       A “related person” means a director, executive officer or beneficial holder of more than 5% of the company’s outstanding common stock, or any immediate family member of the foregoing, as well as any entity at which any such person is employed, is a partner or principal (or holds a similar position), or is a beneficial owner of a 10% or greater direct or indirect equity interest. Our directors and executive officers must inform our general counsel at the earliest practicable time of any plan to engage in a potential related person transaction.

       This policy requires our nominating/corporate governance committee to be provided with full information concerning the proposed transaction, including the benefits to the company and the related person, any alternative means by which to obtain like benefits, and terms that would prevail in a similar transaction with an unaffiliated third party. In considering whether to approve any such transaction, the nominating/corporate governance committee will consider all relevant factors, including the nature of the interest of the related person in the transaction and whether the transaction may involve a conflict of interest.

       Specific types of transactions are excluded from the policy, such as, for example, transactions in which the related person’s interest derives solely from his or her service as a director of another entity that is a party to the transaction.

       The wife of Michael L. Capone, our vice president and chief information officer, is employed as an executive of the company and received total cash compensation for fiscal year 2012 in excess of $120,000.

       Availability of Corporate Governance Documents

       Our Corporate Governance Principles and Related Persons Transaction Policy may be viewed online on the company’s website at www.adp.com under “Governance” in the “About ADP” section. Our Code of Business Conduct & Ethics and Code of Ethics for Principal Executive Officer and Senior Financial Officers may be found at www.adp.com under “Ethics” in the “About ADP” section. In addition, these documents are available in print to any stockholder who requests them by writing to Investor Relations at the company’s headquarters.

Compensation Committee Interlocks and Insider Participation

       Messrs. Brenneman, Clark, Hubbard, Jones, and Summe are the five independent directors who sit on the compensation committee. No compensation committee member has ever been an officer of the company. During fiscal year 2012 and as of the date of this proxy statement, no compensation committee member has been an employee of the company or eligible to participate in our employee compensation programs or plans, other than the company’s 2008 Omnibus Award Plan under which non-employee directors have received stock option grants and deferred stock units. None of the executive officers of the company have served on the compensation committee or on the board of directors of any entity that employed any of the compensation committee members or directors of the company.

Compensation of Non-Employee Directors

       Effective at the time of the 2011 Annual Meeting of Stockholders, the annual retainer for non-employee directors, other than Mr. Brun, the chairman of our board of our board of directors, is $205,000, $125,000 of which is paid in the form of deferred stock units and $80,000 of which may, at the election of each director, be paid in cash, deferred or paid in deferred stock units. The chairman of our board of directors receives an annual retainer of $360,000, $220,000 of which is paid in the form of deferred stock units and $140,000 of which may, at the election of the chairman of our board of directors, be paid in cash, deferred or paid in deferred stock units. The chairperson of the audit committee was paid an additional annual retainer of $15,000 and the chairperson of each of the compensation committee and the nominating/corporate governance committee was paid an additional annual retainer of $10,000. The additional annual retainer may, at the director’s election, be paid in cash or in deferred stock units. Meeting fees are not paid in respect of the first seven meetings of the board of directors or of any individual committee. Non-employee directors receive $2,000 for each board of directors meeting attended and $1,500 for each committee meeting attended beginning with the eighth meeting of the board of directors or any individual committee, as applicable.

       All of our non-employee directors chose to receive the entire elective portion of their annual retainers as deferred stock units except for Mr. Brenneman, who elected to receive the amount of his additional annual retainer in cash. Under our 2008 Omnibus Award Plan a director may specify whether, upon separation from the board, he or she would like to receive the deferred cash amounts in such director’s deferred account in a lump sum payment or in a series of substantially equal annual payments over a period ranging from two to ten years.

       Pursuant to our 2008 Omnibus Award Plan, each non-employee director is credited with an annual grant of deferred stock units on the date established by the board for the payment of the annual retainer equal in number to the quotient of $125,000 ($220,000 in the case of the chairman of the board of directors) divided by the closing price of a share of our common stock on the date this amount is credited. Deferred stock units are fully vested when credited to a director’s account. When a dividend is paid on our common stock, each director’s account is credited with an amount equal to the cash dividend. When a director ceases to serve on our board, such director will receive a number of shares of common stock equal to the number of deferred stock units in such director’s account and a cash payment equal to the dividend payments accrued, plus interest on the dividend equivalents from the date such dividend equivalents were credited. The interest will be paid with respect to each twelve-month period beginning on November 1 of such period to the date of payment and will be equal to the rate for five-year U.S. Treasury Notes published in The Wall Street Journal® on the first business day of November of each such twelve-month period plus 0.50%. Non-employee directors do not have any voting rights with respect to their deferred stock units.

       Non-employee directors no longer receive annual stock option grants. Prior to our 2010 Annual Meeting of Stockholders, upon initial election to the board of directors, a non-employee director received a grant of options to purchase 5,000 shares of common stock if such director attended a regularly scheduled board of directors meeting prior to the next Annual Meeting of Stockholders. Thereafter, a non-employee director received an annual grant of options to purchase 5,000 shares of common stock. All such options were granted under the 2008 Omnibus Award Plan, have a term of ten years, and were granted at the fair market value of the common stock as determined by the closing price of our common stock on the NASDAQ Global Select Market on the date of the grant.

       Options granted to our non-employee directors under the 2008 Omnibus Award Plan are exercisable in four equal installments, with the first twenty-five percent becoming exercisable on the first anniversary of the option’s grant date, and the remaining three installments becoming exercisable on each successive anniversary date thereafter. The options vest only while a director is serving in such capacity, unless certain specified events occur, such as death or permanent disability, in which case the options immediately vest and become fully exercisable. In addition, non-employee directors who have been non-employee directors for at least ten years will have all of their options vested upon retirement from the board of directors and will have 36 months to exercise their options. Non-employee directors who have served as non-employee directors for fewer than ten years at the time they retire or otherwise leave the board will not qualify for accelerated vesting, but will have 60 days to exercise their then-vested options. Notwithstanding the foregoing, all options will expire no more than ten years from their date of grant.

       Our share ownership guidelines are intended to promote ownership in the company’s stock by our non-employee directors and to align their financial interests more closely with those of other stockholders of the company. Each non-employee director has a minimum shareholding requirement of our common stock equal to five times his or her annual cash retainer.

       Non-employee directors elected after August 13, 1997 are not eligible to receive a pension from the company. A non-employee director attaining the age of 70 (who was a director on August 13, 1997) who retires after 20 years of service will receive an annual pension of $25,000 for the remainder of his or her life. If such non-employee director retires after having attained the age of 65 with 15 years of service, he or she will receive an annual pension of $12,500 for the remainder of his or her life.

       The following table shows compensation for our non-employee directors for fiscal year 2012.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2012

				Change in
				Pension
				Value and
				Nonqualified
	Fees Earned			Deferred
	or Paid in	Stock	Option	Compensation	All Other
Name	Cash (9)	Awards(10)	Awards(11)	Earnings(12)	Compensation(13)	Total
(a)	(b)	(c)	(d)	(f)	(g)	(h)
Ellen Alemany(1)	$64,000	$100,000	$0	$0	$0	$164,000
Gregory D. Brenneman(2)	$90,000	$125,000	$0	$0	$20,000	$235,000
Leslie A. Brun(3)	$140,000	$220,000	$0	$0	$15,000	$375,000
Richard T. Clark(4)	$93,333	$145,833	$0	$0	$0	$239,167
Leon G. Cooperman(5)	$0	$0	$0	$11,839	$0	$11,839
Eric C. Fast(6)	$95,000	$125,000	$0	$0	$25,000	$245,000
Linda R. Gooden	$80,000	$125,000	$0	$0	$0	$205,000
R. Glenn Hubbard	$80,000	$125,000	$0	$0	$0	$205,000
John P. Jones(7)	$90,000	$125,000	$0	$0	$0	$215,000
Sharon T. Rowlands(8)	$0	$0	$0	$0	$0	$0
Enrique T. Salem	$80,000	$125,000	$0	$0	$0	$205,000
Gregory L. Summe	$80,000	$125,000	$0	$0	$20,000	$225,000
____________________

(1)	Ms. Alemany became a director on December 14, 2011.

(2)	As chairman of the compensation committee, Mr. Brenneman received a $10,000 annual retainer, which is included in fees earned.

(3)	Mr. Brun is the non-executive chairman of the board of directors.

(4)	Mr. Clark became a director on September 12, 2011.

(5)	Mr. Cooperman retired on August 9, 2011.

(6)	As chairman of the audit committee, Mr. Fast received a $15,000 annual retainer, which is included in fees earned.

(7)	As chairman of the nominating/corporate governance committee, Mr. Jones received a $10,000 annual retainer, which is included in fees earned.

(8)	Ms. Rowlands resigned on September 23, 2011.

(9)	Represents the following, whether received as cash, deferred or received as deferred stock units: (i) the elective portion of directors’ annual retainer, (ii) annual retainers for committee chairpersons and (iii) board and committee attendance fees. See footnote 10 below for additional information about deferred stock units held by directors.

(10)	Represents the portion of the annual retainer required to be credited in deferred stock units to a director’s annual retainer account. Amounts set forth in the Stock Awards column represent the aggregate grant date fair value for fiscal year 2012 as computed in accordance with FASB® Accounting Standards Codification® Topic 718 (“FASB ASC Topic 718”), disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 13 to our audited consolidated financial statements for the fiscal year ended June 30, 2012 included in our annual report on Form 10-K for the fiscal year ended June 30, 2012.

The grant date fair value for each deferred stock unit award granted to non-employee directors in fiscal year 2012 (including in respect of elective deferrals of amounts otherwise payable in cash), calculated in accordance with FASB ASC Topic 718, is as follows:

		Grant Date
Director	Grant Date	Fair Value
Ellen Alemany	12/12/2011	$164,000

Gregory D. Brenneman	11/8/2011	$205,000

Leslie A. Brun	11/8/2011	$360,000

Richard T. Clark	11/8/2011	$239,167

Eric C. Fast	11/8/2011	$220,000

Linda R. Gooden	11/8/2011	$205,000

R. Glenn Hubbard	11/8/2011	$205,000

John P. Jones	11/8/2011	$215,000

Enrique T. Salem	11/8/2011	$205,000

Gregory L. Summe	11/8/2011	$205,000

The aggregate number of outstanding deferred stock units held by each non-employee director at June 30, 2012 is as follows: Ms. Alemany, 3,167; Mr. Brenneman, 20,942; Mr. Brun, 32,949; Mr. Clark, 4,525; Mr. Fast, 16,196; Ms. Gooden, 11,854; Mr. Hubbard, 21,344; Mr. Jones, 20,499; Mr. Salem, 9,825; and Mr. Summe, 15,774. In addition, Mr. Cooperman deferred the right to receive 33,455 shares in connection with stock options that he exercised prior to 2002.

(11)	In fiscal year 2012, no stock option awards were granted.

The aggregate number of outstanding stock options held by each non-employee director at June 30, 2012 is as follows: Mr. Brenneman, 25,974; Mr. Brun, 36,948; Mr. Cooperman, 61,641; Mr. Fast, 15,000; Ms. Gooden, 10,000; Mr. Hubbard, 36,948; Mr. Jones, 31,461; Mr. Salem, 5,000; and Mr. Summe, 15,000.

(12)	Reflects the aggregate increase in the present value of the pension benefit and actuarial plans. Non-employee directors who joined the board after August 13, 1997 are not eligible to receive this benefit. The present values as of June 30, 2011 are based on the RP-2000 white collar mortality table (projected to 2018) and a 5.4% discount rate. The present values as of June 30, 2012 are based on the RP-2000 white collar mortality table (projected to 2019) and a 3.9% discount rate.

(13)	Reflects contributions by the ADP Foundation that match the charitable gifts made by our directors. The ADP foundation makes matching charitable contributions in an amount not to exceed $20,000 in a calendar year in respect of any given director’s charitable contributions for that calendar year. Amounts in the Director Compensation Table may exceed $20,000 because, while matching charitable contributions are limited to the $20,000 in a calendar year, the Director Compensation Table reflects matching charitable contributions for the fiscal year ended June 30, 2012.

Security Ownership of Certain Beneficial Owners and Management

       The following table contains information regarding the beneficial ownership of the company’s common stock by (i) each director and nominee for director of the company, (ii) each of our named executive officers included in the Summary Compensation Table below (we refer to such executive officers as “named executive officers”), (iii) all company directors and executive officers as a group (including the named executive officers) and (iv) all stockholders that are known to the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. Unless otherwise noted in the footnotes following the table, each person listed below has sole voting and investment power over the shares of common stock reflected in the table. Unless otherwise noted in the footnotes following the table, the information in the table is as of August 31, 2012 and the address of each person named is P.O. Box 34, Roseland, New Jersey, 07068.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership (1)	Percent
Ellen Alemany	3,167	*
Steven J. Anenen(2)	181,558	*
Gregory D. Brenneman	20,942	*
Leslie A. Brun	45,199	*
Gary C. Butler(3)	2,510,191	*
Richard T. Clark	4,525	*
Eric C. Fast	26,446	*
Linda R. Gooden	11,854	*
R. Glenn Hubbard	54,542	*
John P. Jones	47,210	*
Regina R. Lee	202,975	*
Christopher R. Reidy	165,999	*
Carlos A. Rodriguez	118,940	*
Enrique T. Salem	12,325	*
Jan Siegmund	83,824	*
Gregory L. Summe	26,024	*
The Vanguard Group, Inc.(4)	24,638,880	5.09%
Directors and executive officers as a group (24 persons,
including those directors and executive officers named above)	3,991,596	*
____________________

*	Indicates less than one percent.

(1)	Includes: (i) 410,255 shares that may be acquired upon the exercise of stock options that are exercisable on or prior to October 31, 2012 held by the following directors and executive officers: 87,440 (Mr. Anenen), 10,250 (Mr. Brun), 10,250 (Mr. Fast), 32,198 (Mr. Hubbard), 26,711 (Mr. Jones), 124,250 (Ms. Lee), 107,850 (Mr. Reidy), 43,979 (Mr. Rodriguez), 2,500 (Mr. Salem), 44,236 (Mr. Siegmund), and 10,250 (Mr. Summe); (ii) 2,059,588 shares that may be acquired upon the exercise of stock options held by Mr. Butler as of November 8, 2011, the date of his retirement, all of which are exercisable as of such date, and (iii) 2,851,143 shares subject to stock options held by the directors and executive officers as a group. Includes shares issuable upon settlement of deferred stock units held by non-employee directors as follows: 3,167 (Ms. Alemany), 20,942 (Mr. Brenneman), 32,949 (Mr. Brun), 4,525 (Mr. Clark), 16,196 (Mr. Fast), 11,854 (Ms. Gooden), 21,344 (Mr. Hubbard), 20,499 (Mr. Jones), 9,825 (Mr. Salem) and 15,774 (Mr. Summe).

(2)	Includes 16,946 shares that Mr. Anenen deferred upon exercise of stock options prior to 2002.

(3)	The number of shares owned by Mr. Butler is based on information as of November 8, 2011, which is the date of his retirement from the company.

(4)

Information is furnished in reliance on the Form 13F of The Vanguard Group, Inc. (“Vanguard”) filed on August 13, 2012. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355. Vanguard shares investment power over 692,580 shares with Vanguard Fiduciary Trust Company and also shares investment power over 159,183 shares with Vanguard Investments Australia Ltd. Vanguard has sole investment power over 23,787,117 shares. Vanguard has sole voting authority over 855,866 shares and no voting authority over the 23,783,014 shares.

Equity Compensation Plan Information

     The following table sets forth information as of June 30, 2012 regarding compensation plans under which the company’s equity securities are authorized for issuance:

			Number of securities
			remaining available for
	Number of securities	Weighted-average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
Plan category	and rights	and rights	in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved
by stockholders	18,079,395 (1)	$40.58	36,606,184 (2)
Equity compensation plans not approved
by stockholders(3)	24,693	$34.45	0
Total	18,104,088	$40.57	36,606,184
____________________

(1)

Includes (i) 1,376,263 shares of restricted stock and 95,464 deferred restricted stock units issuable under our fiscal year 2012 one-year performance-based restricted stock program (which were issued in September 2012), (ii) 157,075 shares issuable upon settlement of deferred stock units held by our directors, (iii) 16,946 shares deferred by Steven J. Anenen upon his exercise of stock options prior to 2002, and (iv) 33,455 shares deferred by Leon G. Cooperman upon his exercise of stock options prior to 2002. The remaining balance consists of outstanding stock options. Weighted average exercise price shown in column (b) of this table does not take into account awards under our performance-based restricted stock program or deferred shares.

(2)

Includes 31,588,300 shares available for future issuance under the 2008 Omnibus Award Plan and 5,017,884 shares of common stock remaining available for future issuance under the Employees’ Savings-Stock Purchase Plan. Approximately 666,021 shares of common stock were subject to purchase as of June 30, 2012 under the Employees’ Savings-Stock Purchase Plan.

(3)

Represents the 1989 Non-Employee Director Stock Option Plan. Prior to 2004, the non-employee directors of the company were entitled to participate in the 1989 Non-Employee Director Stock Option Plan pursuant to which options to purchase 12,500 shares of common stock were automatically granted to persons who become non-employee directors. In addition, each non-employee director was granted an additional option to purchase 12,500 shares on the first business day after each fifth anniversary of the date of the initial grant to each such non-employee director, provided that he or she was then still serving in such capacity. All options granted under the 1989 Non-Employee Director Stock Option Plan were granted at the fair market value of the common stock, determined on the basis of the closing price of the common stock in consolidated trading on the date of grant, as reported in The Wall Street Journal. Twenty percent of the options granted under the 1989 Non- Employee Director Stock Option Plan became exercisable on each anniversary of the date such options were granted until all such options were exercisable, provided that options became exercisable only if the director was then still serving in such capacity, unless certain specified events occurred such as the death, disability or retirement of a director, in which case the options immediately vested and became fully exercisable. All options granted under the 1989 Non-Employee Director Stock Option Plan have a term of ten years.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

     The following Compensation Discussion and Analysis, or “CD&A,” section of this proxy statement discusses the material elements of our fiscal year 2012 executive compensation programs for the following persons, who are our named executive officers, or “NEOs”:

  Carlos A. Rodriguez, our Chief Executive Officer;

  Christopher R. Reidy, our Chief Financial Officer;

  Regina R. Lee, our Division President, Employer Services – National Account Services, Major Account Services, Benefits Services, Canada, and GlobalView;

  Steven J. Anenen, our Division President, Dealer Services;

  Jan Siegmund, our Division President, Employer Services – Added Value Services and Chief Strategy Officer; and

  Gary C. Butler, our former Chief Executive Officer, who retired from the company in November of 2011.

     The CD&A also provides an overview of our executive compensation philosophy and explains how the compensation committee of our board of directors arrives at specific compensation decisions involving the NEOs. In addition, the CD&A explains how our executive compensation programs are designed and operate with respect to our NEOs by discussing the following fundamental aspects of our compensation programs:

  compensation principles;

  cash compensation;

  long-term incentive compensation; and

  other compensation components and considerations (including retirement benefits and deferred compensation).

     The compensation committee of our board of directors determines the compensation of our chief executive officer and all other executive officers. When making decisions related to officers, including the NEOs (other than our chief executive officer), the committee considers recommendations from the chief executive officer.

Executive Summary

     Strong Stockholder Support for our Compensation Programs

     At our 2011 Annual Meeting of Stockholders, our stockholders approved the compensation of our fiscal year 2011 NEOs by a vote of over 93% in favor. In light of this strong support and the company’s continued strong performance, the compensation committee retained the basic foundation of our overall compensation program during fiscal year 2012. The company entered into a new employment agreement with Mr. Rodriguez upon his promotion to chief executive officer, which does not include certain provisions that were included in our prior chief executive officer’s employment agreement, such as minimum annual long-term incentive award targets, an excise tax gross-up, and a perquisite allowance, and also provides Mr. Rodriguez with lower severance benefits payable in connection with a change in control of the company than would be payable pursuant to our prior chief executive officer’s employment agreement. The compensation committee will continue to evaluate the degree to which our compensation programs link pay to performance, and take steps to ensure that the program encourages our executive officers to remain focused on both the short-term and long-term operational and financial goals of the company.

     Fiscal Year 2012 Business Highlights

     During fiscal year 2012, we achieved solid results that reflect the strength and resilience of our underlying business model despite the challenges posed by the current economic environment. Our focus on product innovation and our investment in sales associate headcount has led to strong growth in new business sales and solid revenue retention across our business segments. Our strong business model, with a high percentage of recurring revenues, excellent margins, the ability to generate consistent, healthy cash flows, strong client retention, and low capital expenditure requirements, has allowed us to continue to return excess cash to our stockholders through continued dividends and share buybacks. In addition, we closed multiple acquisitions that are expected to enhance future organic revenues. The compensation committee considered our strong financial performance in their discussion regarding our incentive plans, and believes that incentive plan payouts are commensurate with our performance.

     Our financial performance in fiscal year 2012 impacted the compensation of our executive officers in several ways, most notably our annual cash bonus plan and performance-based restricted stock program. The compensation committee’s determination of incentive compensation for all of our executive officers, not just our named executive officers, was based on fiscal year 2012 adjusted earnings per share growth of 9.5% compared to a target of 9% under our cash bonus program for our executive officers, and adjusted revenue growth of 8.3% compared to a target of 8%. For purposes of measuring these performance criteria, we excluded the net impact of a gain resulting from the sale of certain assets completed in the second quarter of fiscal year 2012, and also the net impact of the foregone income from the sold assets through the end of fiscal year 2012. This resulted in a downward adjustment of our fiscal year 2012 earnings per share for purposes of measuring these performance criteria by $0.06 from our reported $2.82 per share to $2.76 per share, which consists of $0.08 per share attributable to the gain, offset by $0.02 per share attributable to the foregone income from the sold assets through the end of fiscal year 2012. In fiscal year 2012, our named executive officers (other than Mr. Butler) received cash bonuses that averaged approximately 118% of target. Our one-year earnings per share growth for fiscal year 2012 resulted in awards to our named executive officers of restricted stock under our performance-based restricted stock program at 100% of target. The tables below illustrate the alignment between company performance and the incentive compensation paid to Mr. Rodriguez for fiscal year 2012:

     Good Governance and Best Practices

     We are committed to ensuring that our compensation programs reflect principles of good governance. The following practices are key aspects of our programs:

  Pay for performance: We design our compensation programs to link pay to performance and levels of responsibility, to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the company and to link executive performance to stockholder value.

  Annual say-on-pay vote: Consistent with the stockholders’ advisory vote at our fiscal year 2011 stockholder meeting, we determined to hold the advisory say-on-pay vote to approve our named executive officer compensation on an annual basis.

  Independence of our compensation committee and advisor: The compensation committee of our board of directors, which is comprised solely of independent directors, utilizes the services of Frederic W. Cook & Co., Inc. (“Cook & Co.”) as an independent compensation consultant. Cook & Co. reports solely to the compensation committee, does not perform any other services for the company, and has no economic or other ties to the company or the management team that could compromise their independence and objectivity.

  Clawback policy: We maintain a compensation recovery, or “clawback” provision in our 2008 Omnibus Award Plan.

  Stock ownership guidelines: We maintain stock ownership guidelines to encourage equity ownership by our executive officers. Upon Mr. Rodriguez’s promotion to chief executive officer, we increased his stock ownership guideline to six times his base salary. The other named executive officers have a stock ownership guideline of three times base salary.

  Double trigger on change in control payments: Our Change in Control Severance Plan for Corporate Officers is based on a “double trigger” in which payments are provided only if termination of employment without cause or with good reason occurs during the 3-year period after a change in control.

  Limited perquisites: We provide modest, reasonable perquisites that we believe are consistent with our overall compensation philosophy. We do not provide tax gross-ups related to perquisites or under our change in control provisions.

     Fiscal Year 2012 Executive Compensation Highlights

     For fiscal year 2012, we maintained annual cash bonus targets at current levels and increased the base salary of each named executive officer by an average of 3.6%, except executives who were promoted to new positions with higher levels of responsibility. The design and mix of our performance-based restricted stock (“PBRS”) and stock option programs remained unchanged from fiscal year 2011, except that we amended our deferred compensation plan to allow eligible participants the opportunity to defer receipt of earned performance-based restricted stock awards. A summary of fiscal year 2012 compensation for our named executive officers (with the exception of Mr. Butler, who retired from the company in November 2011) is set forth in the following table, and additional detail is presented in the subsequent discussion as well as the tables and narratives that follow this CD&A:

Name	Base Salary[1]	Annual Bonus	PBRS[2]	Stock Options[2]	Total
Mr. Rodriguez	$800,000	$1,452,400	$926,200	$1,673,900	$4,852,500
Mr. Reidy	$560,000	$ 540,300	$602,030	$ 176,200	$1,878,530
Ms. Lee	$500,000	$ 468,800	$555,720	$ 176,200	$1,700,720
Mr. Anenen	$450,000	$ 373,000	$416,790	$ 132,150	$1,371,940
Mr. Siegmund	$415,000	$ 358,500	$347,325	$ 132,150	$1,252,975
____________________

1	Mr. Rodriguez’s salary is based on his salary after his promotion to chief executive officer in November 2011.

2	Equity amounts are the same grant date fair values as disclosed in the “Summary Compensation Table for Fiscal Year 2012” on page 35 of this proxy statement.

     Looking Forward

     For fiscal year 2013, earnings per share growth will not be used as a performance measure in determining the annual cash bonuses for executive officers and will be replaced by pre-tax operating income from continuing operations in order to avoid duplication with the continued use of earnings per share as the metric under our performance-based restricted stock plan.

     In addition, for the fiscal year 2013 performance-based restricted stock program, the vesting period that applies following the date the stock is granted at the end of the performance period has been extended to 12 months from 6 months.

Compensation Principles

     We believe that compensation should be designed to create a direct link between performance and stockholder value. Five principles that guide our decisions involving executive compensation are that compensation should be:

  based on (i) each executive’s individual performance, (ii) the performance of such executive’s business unit, and (iii) the overall performance of the company;

  closely aligned with the short-term and long-term financial and strategic objectives that build sustainable long-term stockholder value;

  competitive, in order to attract and retain executives critical to our long-term success;

  consistent with high standards of corporate governance and best practices; and

  designed to discourage the incentive for executives to take excessive risks or to behave in ways that are inconsistent with the company’s strategic planning processes and high ethical standards.

     Our compensation programs are designed so that target pay reflects relative levels of responsibility among our key executives. Overall targeted compensation opportunities are generally similar for key executives who have comparable levels of responsibility. We assign all executives to pay grades by comparing their position-specific duties and responsibilities with market data and our internal management structure. Each pay grade has a base salary range and a total annual cash compensation range, as well as ranges for annual equity grants. Executives are positioned within these ranges based on a variety of factors, most notably their experience and skill set and their performance over time.

     We design our performance-based compensation so that actual, realized compensation will vary relative to the target award opportunity based on performance. As such, actual compensation amounts may vary above or below targeted levels depending on performance of a business unit and achievement of individual performance goals. We have adopted this compensation design to provide meaningful incentives for our key executives to achieve excellent results. We also believe that it is important for our executive officers to have an ongoing long-term investment in the company as outlined on page 33 of this proxy statement under “Stock Ownership Guidelines.”

     Growth in revenue and profit are important performance measures in annual cash bonus determinations, and earnings per share growth is used to determine the number of shares earned in a performance period under our performance-based restricted stock program. These performance criteria were chosen for the variable incentive plans because they focus our executive officers on the company’s long-term strategic goals of increasing the growth and profitability of our business, which drive stockholder value. The earnings per share measurement we use is diluted earnings per share from continuing operations. As described on page 19 of this proxy statement under “Fiscal Year 2012 Business Highlights,” we excluded the net impact of the sale of certain assets completed in the second quarter of fiscal year 2012 for purposes of measuring these performance criteria.

     Elements of Compensation

     The following table summarizes the major elements of our fiscal year 2012 executive officer compensation programs.

Compensation Element	Objectives	Key Characteristics
Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	Determined based on overall performance, level of responsibility, pay grade, competitive compensation data and comparison to other company executives
Annual Cash Bonus	To motivate executive officers to achieve individual, business unit and company-wide business goals	Payment based on achievement of target individual, business unit and company-wide business goals
Performance-Based Restricted Stock Awards	To motivate executive officers to achieve certain longer-term goals and create long-term alignment with stockholders	Awards based on target growth in earnings per share Shares issued following applicable performance period, subject to an additional vesting period
Stock Options	To align the interests of executive officers with long-term stockholders’ interests and ensure that realized compensation occurs only when there is a corresponding increase in stockholder value	Granted annually based on pay grades and individual performance Grants vest over four years

     Consistent with our pay for performance philosophy, our named executive officers’ compensation is structured with a significant portion of their total compensation at risk and paid based on the performance of the company and applicable business unit. Excluding Mr. Butler’s fiscal year 2012 compensation, the mix of total direct compensation (base salary, cash bonus and long-term incentive awards) for fiscal year 2012 was designed to deliver the following approximate proportions of total compensation to Mr. Rodriguez, our chief executive officer, and the other named executive officers (on average) if company and individual target levels of performance are achieved. Mr. Rodriguez’s higher portion of at-risk compensation reflects his greater responsibility for overall company performance.

     The mix of Mr. Butler’s direct compensation for fiscal year 2012, which was established prior to his retirement, was designed to deliver proportions of total compensation if company and individual target levels of performance were achieved equal to 14% in base salary, 24% in cash bonus, and 62% in long-term incentive awards. In determining this mix of Mr. Butler’s compensation for fiscal year 2012, the compensation committee, taking into account the recommendation of Cook & Co., decided to increase Mr. Butler’s annual incentive opportunity rather than his base salary to better align Mr. Butler’s overall compensation mix with peer practice and to increase the portion of compensation tied to operating results.

     Compensation Consultant

     The compensation committee has engaged Cook & Co. to provide assistance with the design of our compensation programs, the development of comparative market-based compensation data for the chief executive officer position and the determination of the chief executive officer’s target compensation awards. The specific matters on which Cook & Co. provided advice in fiscal year 2012 were the design of executive compensation programs and practices and chief executive officer pay levels. Cook & Co. delivered to our compensation committee in June 2011 the results of a competitive assessment of compensation for use in determining 2012 target compensation for Mr. Butler, and in November 2011 provided a compensation recommendation for Mr. Rodriguez for his promotion to chief executive officer and assisted in the structuring of Mr. Rodriguez’s employment agreement. Cook & Co. also examined the mix of proposed performance-based restricted stock awards and stock option grants for our named executive officers in fiscal year 2012 and confirmed that the proposals for the named executive officers appeared reasonable and customary, given the company’s size and structure.

     As part of its ongoing support to the compensation committee, Cook & Co. also reviews executive compensation disclosures (including this Compensation Discussion and Analysis), reviews and provides comments on changes to the committee’s charter, advises on emerging trends and the implications of regulatory and governance developments, and reviews and provides commentary on materials and proposals prepared by management that are presented at the committee’s meetings.

     Cook & Co. has not provided any services to management.

     Compensation Review and Determination

     Our annual pay review focuses on base salary, annual cash bonus and long-term equity incentives. In determining the compensation of our named executive officers, we consider the type of business we are in and the nature of our organization. The compensation committee also considers market data provided by their compensation consultant and by management. The compensation committee examines summary compensation sheets detailing the amounts and mix of base salary, cash bonus, and equity grants for each of our named executive officers, which compare the amounts and mix to competitive compensation practices. We generally target base salary, annual cash bonus and long-term equity incentives at the median of competitive compensation levels, but we will set targets above or below the median when warranted in the discretion of the compensation committee. The degree to which target compensation ranges above or below the median competitive rate is primarily based on each executive’s skill set and experience relative to market peers. Executives who are new in their roles and therefore less experienced than market peers are typically positioned lower in the range, whereas executives with long tenure in their role may be positioned higher in the range.

     We consult different sets of compensation data reflecting the levels and practices of different groups of businesses to determine competitive compensation levels for our chief executive officer and other named executive officers.

     Chief Executive Officer. When Mr. Rodriguez was promoted to the company’s chief executive officer, the compensation committee adjusted his compensation to reflect his new role and additional responsibilities based on a comparison to Mr. Rodriguez’s prior compensation, Mr. Butler’s fiscal year 2012 compensation, and market data of chief executive officer compensation. The market data used by the compensation committee in this analysis consisted of the same market data used in benchmarking Mr. Butler’s compensation at its June 2011 meeting, and included compensation data from all public companies with annual revenue between $8 billion and $14 billion (99 companies), which we believe is representative of the competitive environment we face with respect to senior executives. Utility companies were excluded because of the regulatory environment in which they operate. The median base salary, median target cash compensation and median target direct compensation (total cash plus long-term incentive compensation) of the comparison companies was $1,100,000, $2,675,000 and $8,068,000, respectively.

     For fiscal year 2012, Mr. Rodriguez’s base salary was at the 11th percentile, his target cash compensation was at the 19th percentile and his target direct compensation was at the 14th percentile of the compensation of the chief executive officers of the comparison companies. Mr. Butler’s base salary was at the 26th percentile, his target cash compensation was at the 41th percentile and his target direct compensation was at the 27th percentile of the compensation of the chief executive officers of the comparison companies.

     Other Named Executive Officers. With respect to the total cash and long-term incentive compensation for Messrs. Reidy, Anenen, and Siegmund, and Ms. Lee, management (excluding the named executive officers) provided the compensation committee with competitive compensation market data based on compensation surveys reflecting the pay practices of publicly traded companies. The surveys used were the Towers Perrin® U.S. General Industry Executive Database, the Hewitt Associates® Executive Total Compensation by Industry Survey, the Mercer Human Resources U.S. General Industry Executive Database and, for Mr. Reidy, the Equilar Inc.® Top 25 Database. The companies included for Messrs. Anenen and Siegmund and Ms. Lee were based on a revenue range such that the median company revenue approximates the annual revenue of the business units that the executive officer leads.

     Differences in Compensation of Our Named Executive Officers

     We carefully designed the pay mix for our chief executive officer to be competitive when measured against the pay packages of other chief executive officers as indicated by the compensation study.

     We have found that due to the broad responsibilities and the experience required for the chief executive officer position, compensation for chief executive officers in public companies that are similar in size to ours is significantly higher than those for other named executive officers.

     When determining the compensation level for each of our executive officers, the compensation committee reviews each individual compensation element based on the previous year’s level, as well as how the proposed level for that individual element would compare to the other executive officers. The aggregate level for each executive officer’s compensation is then compared against the executive’s previous year’s totals and against compensation of other executive officers of the company.

Cash Compensation

     Base Salary

     Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, pay grade, competitive compensation practices data and comparison to other company executives.

     Our named executive officers received the following annual salary increases in fiscal year 2012:

Named Executive Officer	FY’11 Salary	Increase	FY’12 Salary
Mr. Rodriguez	$500,000	60.0%	$800,000
Mr. Reidy	$543,000	3.1%	$560,000
Ms. Lee	$475,000	5.3%	$500,000
Mr. Anenen	$425,000	5.9%	$450,000
Mr. Siegmund	$385,560	7.6%	$415,000
Mr. Butler	$1,000,000	0.0%	$1,000,000

     The compensation committee, taking into account the recommendation of Cook & Co., decided to increase Mr. Butler’s annual incentive opportunity rather than his base salary to better align Mr. Butler’s overall compensation mix with peer practice and to increase the portion of compensation tied to changes in company operating results. Salary increases for the named executive officers, including the 20% salary increase for Mr. Rodriguez in connection with his promotion to chief operating officer, were made effective July 1, 2011, the first day of the 2012 fiscal year. Also, the compensation committee decided to increase Mr. Rodriguez’s salary in November 2011 by approximately an additional 33% in connection with his promotion to chief executive officer. Mr. Siegmund’s salary was also increased by 7.6% in connection with his promotion, effective July 2011. In determining the amount of such increases, the compensation committee considered the recommendations of Cook & Co. and the increased responsibilities assumed by Mr. Rodriguez as a result of his promotions.

     Annual Cash Bonus

     Overview

     We paid our named executive officers cash bonuses for fiscal year 2012 based on the attainment of individual, business unit and company-wide business goals established at the beginning of the fiscal year.

     For each executive officer, we establish a target bonus amount, which is initially expressed as a percentage of projected year-end annual base salary. This target bonus percentage ranges from 70% to 160% of base salary for the named executive officers. We also assign a percentage value to each bonus component of each named executive officer’s annual cash bonus plan and then determine the target bonus amount linked to each component. We establish these performance ranges to provide our named executive officers with a strong incentive to exceed the targets. The maximum bonus payment to our chief executive officer is 200% of his target bonus level. All other named executive officers have a maximum bonus payment of 175% of their respective target bonus levels. There is no minimum payment level.

     The compensation committee establishes and approves the annual target bonus objectives and award opportunities for each of our named executive officers. In making these determinations, the compensation committee considers a variety of factors including market data, each officer’s relative level of responsibility, and the chief executive officer’s recommendations for executives other than himself. Our named executive officers participate in the discussions surrounding their bonus objectives so that they can provide their input and understand the expectations of each bonus plan component. Each named executive officer receives a final version of his or her individualized bonus plan after it has been approved by the compensation committee. Except in extraordinary circumstances, bonus plan objectives are not modified during the fiscal year, and no bonus objectives were modified during fiscal year 2012.

     The compensation committee reviews the performance of each of our named executive officers relative to his or her annual fiscal year target bonus plan objectives at its regularly scheduled August meeting, which is the first meeting following the end of our fiscal year. Based on this review, the compensation committee determines and approves the annual cash bonuses for each of our executive officers.

     Named Executive Officers’ Fiscal Year 2012 Bonuses

     Fiscal year 2012 target bonuses for the named executive officers were the same in percentage terms as in fiscal year 2011, except for Mr. Rodriguez’s bonus target, which increased from 80% of base salary to 160%, and Mr. Siegmund’s bonus target, which increased from 65% of base salary to 70%, due to their promotions. Following the conclusion of fiscal year 2012, the compensation committee considered the performance of the company, the business units and the individual named executive officers for the 2012 fiscal year against the named executive officers’ bonus objectives, assessed which of the individual bonus targets were met, exceeded or not fully achieved and approved cash bonuses as follows:

	Target Bonus as %	Target Bonus	Maximum Bonus as	Actual Bonus	Bonus Amount as
Named Executive Officer	of Base Salary	Amount	% of Target	Amount	% of Target
Mr. Rodriguez	160%	$1,280,000	200%	$1,452,400	113%
Mr. Reidy	80%	$448,000	175%	$540,300	121%
Ms. Lee	80%	$400,000	175%	$468,800	117%
Mr. Anenen	70%	$315,000	175%	$373,000	118%
Mr. Siegmund	70%	$291,000	175%	$358,500	123%

     In addition, we paid Mr. Butler an amount equal to his fiscal year 2012 cash bonus at 100% of his target in connection with his retirement from the company. In determining the amount of this payment, the compensation committee considered Mr. Butler’s contribution to the company during fiscal year 2012, including the successful culmination of a multi-year succession planning process.

     Fiscal Year 2012 Target Bonus Objectives

     Each objective for our named executive officers was satisfied as set forth below:

	Mr. Rodriguez		Mr. Reidy		Ms. Lee		Mr. Anenen		Mr. Siegmund
		Payout		Payout		Payout		Payout		Payout
	Target	as % of	Target	as % of	Target	as % of	Target	as % of	Target	as % of
Bonus Objectives	Weight	Target	Weight	Target	Weight	Target	Weight	Target	Weight	Target
EPS Growth	20.0%	113.3%	15.0%	113.0%	10.0%	113.0%	10.0%	113.0%	10.0%	113.0%
Revenue Growth	20.0%	106.7%	15.0%	107.0%	10.0%	107.0%	10.0%	107.0%	10.0%	107.0%
Corporate Strategy	13.3%	120.0%	15.0%	120.0%	10.0%	120.0%	10.0%	110.0%	10.0%	120.0%
Strategic Acquisitions	6.7%	100.0%	10.0%	100.0%	7.5%	173.3%	7.5%	113.3%	15.0%	100.0%
Product/Innovation	13.3%	120.0%
Succession &
Development	6.7%	100.0%	5.0%	130.0%	5.0%	130.0%	5.0%	140.0%	5.0%	120.0%
Diversity	6.7%	90.0%	5.0%	90.0%	5.0%	90.0%	5.0%	90.0%	5.0%	90.0%
Service Profit Chain	6.7%	100.0%			5.0%	130.0%	5.0%	126.0%
Leadership			10.0%	100.0%	10.0%	150.0%	10.0%	125.0%	10.0%	130.0%
Return on Equity	6.7%	172.0%	5.0%	172.0%
Margin Improvement			10.0%	200.0%	7.5%	166.7%	7.5%	200.0%	5.0%	150.0%
Division Financial
Performance					30.0%	84.0%	30.0%	105.3%	30.0%	144.7%
Security Initiatives			5.0%	100.0%
Investor Relations			5.0%	100.0%

     The bonus objectives were designed to reward achievement of goals that are aligned with the key components of our operational and strategic success, the degree to which the named executive officers have responsibility over overall company performance or individual division results, and to provide a set of common objectives that facilitate cooperative engagement. The compensation committee established 9% earnings per share growth as a target bonus objective for each of our named executive officers. This target was established to ensure alignment between the bonus plan and the range of our fiscal year 2012 forecast of 8% to 10% earnings per share growth. For all named executive officers, with the exception of Mr. Rodriguez, 200% of target was to be awarded for earnings per share growth of 13% or greater, and 0% of target was to be awarded for negative earnings per share growth. Mr. Rodriguez’s target bonus objectives limited total payout to two times the target, but did not otherwise specify the payout for achieving earnings per share growth higher than 9%.

     The compensation committee also established 8% revenue growth as a target bonus objective for each of our named executive officers. This target was established to ensure that management was highly motivated to achieve the range of our fiscal year 2012 forecast of 7% to 9% revenue growth. For the other named executive officers, with the exception of Mr. Rodriguez, 200% of target was to be awarded for revenue growth of 12% or greater, and 0% of target was to be awarded for negative revenue growth. Mr. Rodriguez’s target bonus objectives limited total payout to two times the target, but did not otherwise specify the payout for achieving revenue growth higher than target.

     The following are the other target bonus objectives for the named executive officers, which are allocated for each named executive officer as set forth in the table above:

     Corporate Strategy: Develop new strategies to increase our sales and revenue growth rates for fiscal years 2013 through 2016. Improve market share gains, with emphasis on having a plan to address competitive threats. Successfully integrate recent acquisitions (other than for Ms. Lee). For Messrs. Rodriguez, Reidy and Anenen, accelerate international expansion, especially in Asia. Develop comprehensive strategy to enhance company’s brand recognition and awareness (other than for Mr. Anenen). For Mr. Rodriguez, achieve initiatives to drive margin improvements for fiscal year 2013.

     Strategic Acquisitions: Achieve 1.0% to 3.0% of plan revenue through strategic core acquisitions with additional focus on market opportunities for potential larger impact acquisitions.

     Product/Innovation: Develop and begin to implement a plan to optimize R&D performance. Develop a comprehensive three-year plan to rationalize the overall product portfolio. Successfully launch ADP mobile platform and business intelligence initiative. For Mr. Reidy, this objective is included in his Corporate Strategy objective.

     Succession and Executive Development: Achieve the following specified milestones in our succession planning and executive development initiatives:

  Strengthen our leadership pipeline; and

  Foster the success and development of specified executives.

     Diversity: Actively engage in diversity strategies and continue improving the representation of female and minority executives.

     Service Profit Chain: Improve our service profit chain by enhancing service quality, increasing client satisfaction and retention levels and improving associate turnover levels.

     Leadership: Achieve quality leadership accomplishments, successful involvement on the executive committee and, in the case of Mr. Reidy, an effective control environment.

     Return on Equity: Achieve target return on equity of 21.8% from continuing operations. Maximum allocation for 22.5% return on equity from continuing operations.

     Margin Improvement: Achieve initiatives to drive margin improvement for fiscal year 2013.

     Division Financial Performance: Successfully achieve revenue, net operating income, sales and client retention equal to their respective divisions’ fiscal year 2012 planned results.

     Security Initiatives: Expand protection profile and security delivery capability internationally. Create an effective anti-fraud program that protects client funds globally. Establish a comprehensive global health data privacy and protection program. Implement process, standards and technology to ensure the integrity and security of client’s data. Establish a broad protection program for global data center operations.

     Investor Relations: Achieve further improvements in investor relations, increased involvement of other executives and increased progress with the international investment community.

Long-Term Incentive Compensation Programs

     We believe that long-term incentive compensation is a significant factor in attracting and retaining key executives and in aligning their interests directly with the interests of our stockholders. Long-term incentives are awarded in the form of performance-based restricted stock awards and stock option grants. The compensation committee selected these awards because they ensure that the overall long-term incentive program is closely tied to changes in stockholder value and the degree to which critical operating objectives are attained, and support our talent retention objectives.

     Based on a long-term incentive compensation study conducted with the assistance of Cook & Co. in April 2010, we rebalanced the weighting of performance-based restricted stock awards and stock option grants. As a result, for all of our named executive officers except our chief executive officer, we target a long-term incentive compensation mix of 70% performance-based restricted stock awards and 30% stock option grants. Mr. Rodriguez was promoted to chief executive officer in November 2011 after his performance-based restricted stock award was granted in September 2011. Cook & Co. developed a compensation recommendation that included a special, one-time stock option award for fiscal year 2012 in connection with his promotion to chief executive officer to provide an additional one-time incentive to create long-term stockholder value and ensure that his compensation as chief executive officer was appropriately positioned relative to market practice. Options were recommended because of their strong alignment between long-term changes in stockholder value and Mr. Rodriguez’s compensation opportunity. In November 2011, the compensation committee approved a special grant of 150,000 stock options in addition to the 40,000 stock options that were already approved for fiscal year 2012 as part of his normal compensation opportunity prior to promotion. As a result, Mr. Rodriguez’s long-term incentive mix for fiscal year 2012 had 36% of the value in performance-based restricted stock awards and 64% in stock option grants.

     The compensation committee may also from time to time grant discretionary awards of time-based restricted stock to our executive officers. These awards are for special situations and are not considered in the target allocation of total long-term incentive compensation between performance-based restricted stock awards and stock option grants. No such awards were made to our executive officers in fiscal year 2012.

     The target long-term incentive mix approved for fiscal year 2012 grants is shown in the following chart:

     For fiscal year 2013, the compensation committee has approved a long-term incentive mix for the chief executive officer of 60% performance-based restricted stock awards and 40% stock option grants. The compensation committee believes that this incentive mix is appropriate for the chief executive officer because of his greater role in driving long-term stockholder value creation.

     As part of our annual market analysis of compensation data, we compare our long-term equity incentive grant values with competitive levels. We establish share grant target amounts or ranges of target amounts for each executive level by setting such target amounts, and the midpoints of such ranges of target amounts, at the market median levels. The compensation committee reviews the share grant targets and target ranges annually to ensure that the resulting awards based on current stock price and option fair value remain generally consistent with our median compensation philosophy.

     Prior to the beginning of each fiscal year, we analyze the target performance-based restricted stock award and stock option grant levels to confirm that our desired target long-term incentive compensation values are appropriate in the context of the compensation studies referred to under “Compensation Review and Determination” above. When comparing our desired values to these compensation studies, we look at both equity elements in total.

     In response to the volatile worldwide economic environment in 2009, the compensation committee established a one-year performance period for our performance-based restricted stock program beginning in fiscal year 2010 to address the challenges in projecting earnings per share growth. As we continued to have difficulty forecasting long-term earnings per share growth as a result of uncertainty in the economic environment, one-year performance-based restricted stock award targets were set in August 2011 for the fiscal year 2012 performance period.

     At its August 2011 meeting, the compensation committee approved target awards of one-year performance-based restricted stock for fiscal year 2012 for all named executive officers and the stock option grant for Mr. Butler. It has been historical practice to grant Mr. Butler’s stock option awards annually in August 2011. At its January 2012 meeting, the compensation committee approved stock option grants for the other named executive officers for fiscal year 2012. Performance-based restricted stock awards and stock option grants for fiscal year 2012 are summarized in the table below:

Named Executive Officer	Target PBRS Award	Stock Options
Mr. Rodriguez	20,000	190,000
Mr. Reidy	13,000	20,000
Ms. Lee	12,000	20,000
Mr. Anenen	9,000	15,000
Mr. Siegmund	7,500	15,000
Mr. Butler	65,000	200,000

     The employment agreements of Messrs. Rodriguez and Reidy affect their long-term incentive compensation. Messrs. Rodriguez and Reidy’s employment agreements are summarized in more detail below under “Mr. Rodriguez Employment Agreement” and “Mr. Reidy Employment Agreement,” respectively. Mr. Butler’s separation agreement, which he entered into in connection with his retirement from the company, governs his long-term incentive compensation granted prior to his retirement. Mr. Butler’s separation agreement is summarized in more detail below under “Mr. Butler’s Separation Agreement.”

     Performance-Based Restricted Stock

     We use a performance-based restricted stock program to align the compensation of our key executives with long-term company operating performance.

     In August 2011 we established that earnings per share growth for fiscal year 2012 of more than 8% would be required to receive the awards at the target level, and the awards would be adjusted upward or downward at the end of the performance period as follows:

Restricted Stock Grant as
Earnings Per Share Growth	Percentage of Target
2% or under	0%
>2% to 4%	50%
>4% to 6%	75%
>6% to 8%	85%
>8% to 10%	100%
>10% to 12%	115%
>12% to 14%	125%
Over 14%	150%

     Our actual earnings per share growth for fiscal year 2012 was 9.5%, resulting in awards of restricted stock at 100% of target level. These shares of restricted stock were issued in September 2012 and are scheduled to vest fully in March 2013. The program provides that if an executive officer terminates his or her employment with the company prior to the March 2013 vesting date, the unvested restricted stock will be forfeited. However, Mr. Butler’s restricted stock will continue to vest pursuant to the terms of his grant in the same manner as would have applied had Mr. Butler continued to be an ADP employee, provided that he does not violate any restrictive covenant as described on page 59 of this proxy statement under “Mr. Butler’s Separation Agreement.”

     Uncertainty in the worldwide economic environment has continued to make projecting earnings per share growth challenging. In response, the compensation committee maintained a one-year performance period for our fiscal year 2013 performance-based restricted stock program. The compensation committee believes that a performance measurement period of a one-year duration is appropriate because it provides an appropriate timeframe for the achievement of performance goals in the context of the specific assumptions regarding economic conditions and company performance made at the time when such performance objectives were established. In further support of our retention objectives, we have extended the vesting period by 6 months for the fiscal year 2013 awards such that any grants of restricted stock earned under this program would not vest fully until September 2014.

     Dividends are paid in respect of performance-based restricted stock only after the earned shares of restricted stock are granted and not during the performance period.

     Stock Options

     We grant stock options to our executive officers (other than our chief executive officer) based upon their pay grades. Stock options granted in April 2008 and thereafter generally vest over four years. The grant level for each pay grade is determined based on our annual review of our long-term incentive compensation program. Our chief executive officer recommends to the compensation committee the number of stock options for our executive officers, other than himself. The compensation committee determined and approved stock option grants for our chief executive officer as part of a review of his entire compensation package based on the guidance of its compensation consultant, Cook & Co. With the exception of Mr. Rodriguez (as described above), the grant levels approved by the compensation committee for fiscal year 2012 were consistent with the grant levels approved for fiscal year 2011. Additional stock option grants may be made to assist us in recruiting, promoting or retaining executive officers.

     While the compensation committee can consider a stock option grant at any time for our executive officers, it makes its regularly scheduled stock option grants at its first meeting in the calendar year (except for Mr. Butler, whose stock option grants were approved by the compensation committee at its August meeting each fiscal year). The compensation committee generally sets its calendar of meetings in August of each year and we do not coordinate this meeting date with any regularly scheduled announcement or corporate event.

     Time-Based Restricted Stock

     The compensation committee may from time to time grant discretionary awards of time-based restricted stock to our executive officers. These discretionary grants assist us in the recruitment, promotion or retention of executive officers. Our named executive officers did not receive any time-based restricted stock grants in fiscal year 2012.

Other Compensation Components and Considerations

     In addition to the components discussed above and the opportunity to participate in the same Employees’ Savings-Stock Purchase Plan and the same health and welfare benefits available to our U.S. associates generally, we offer our executive officers retirement benefits, deferred compensation, perquisites and change in control protection. We believe these additional benefits are fair, competitive, consistent with our overall compensation philosophy and designed to ensure that we can effectively retain our executive officers as well as effectively compete for executive talent.

     Retirement Benefits

     All executive officers can participate in the Automatic Data Processing, Inc. Retirement and Savings Plan (our 401(k) plan) and are automatically enrolled in the Automatic Data Processing, Inc. Pension Retirement Plan (a tax-qualified, defined benefit, cash balance pension plan). These plans are generally available to all U.S. associates. Executive officers also participate in the Supplemental Officers Retirement Plan, which provides retirement benefits to our executive officers in excess of those generally available under our qualified cash balance pension plan. The Supplemental Officers Retirement Plan enables us to attract and retain experienced senior executive talent necessary to achieve growth by providing for their financial security following their retirement, and provides these executive officers with a retirement benefit targeted to a competitive income replacement ratio at normal retirement age.

     Deferred Compensation

     All executive officers may defer all or a portion of their annual cash bonuses and/or performance-based restricted stock awards into a deferred compensation account. We make this program available to our executive officers to be competitive, to facilitate the recruitment of new executives and to provide our executive officers with a tax efficient way to save for retirement. The company does not match deferrals by its named executive officers or otherwise contribute any amounts to the named executive officers’ deferred compensation amounts. Since the deferral accounts are made up of funds already earned by the executive officers, we do not consider the executive’s deferred account balances, or investment earnings or losses on such balances, when we make compensation decisions.

     Perquisites

     Mr. Rodriguez and the other executive officers are not provided a perquisite allowance. Until his retirement from the company in November of 2011, Mr. Butler received a fixed annual perquisite allowance of $125,000 pursuant to his employment agreement, which he allocated based on his personal needs. Mr. Butler’s employment agreement was superseded by the separation agreement entered into at the time of his retirement.

     We provide each of our executive officers the use of automobiles leased by the company. Consistent with our policy towards all attendees, we pay for the spouses of our executive officers to accompany them to our annual sales President’s Club events. Finally, the ADP Foundation makes contributions that match the charitable gifts made by our executive officers up to a maximum of $20,000 per calendar year.

     We did not make any tax gross-up payments to our named executive officers in fiscal year 2012, except for payments related to relocation expenses, which are available to all U.S. associates who participate in the company’s relocation program.

     Change in Control and Severance Arrangements

     The Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers is designed (i) to retain our executive officers (including the named executive officers) and our staff vice presidents and (ii) to align their interests with our stockholders’ interests so that they can consider transactions that are in the best interests of our stockholders and maintain their focus without concern regarding how any such transaction might personally affect them. In addition, Messrs. Rodriguez and Reidy each have individual arrangements described on page 53 of this proxy statement under “Potential Payments To Named Executive Officers Upon Termination or Change of Control” in accordance with the terms of their individual employment agreements, which were entered into in November 2011, in the case of Mr. Rodriguez, and August 2006, in the case of Mr. Reidy.

     Under our Change in Control Severance Plan for Corporate Officers, our executive officers have separation entitlements that differ from one another. Mr. Rodriguez is entitled to severance equal to approximately one and one-half to two times base salary and bonus upon termination without cause or with good reason, while our other named executive officers are entitled to severance equal to approximately one to one and one-half times base salary and bonus. We believe that a higher severance multiple for our chief executive officer is needed in order to attract the individual we believe is best suited for the office. Our chief executive officer is the individual the public and our stockholders most closely identify as the face of the company. He has the greatest individual impact on our success, and he faces the greatest personal risks when the company takes risks. Our Change in Control Severance Plan for Corporate Officers also provides that the vesting of certain unvested equity awards may be accelerated under some termination scenarios.

     The severance formulas we use for executive officers are each designed to provide the level of temporary replacement income we feel is appropriate for that office, but the compensation our executive officers may receive after termination of employment or a change in control is not taken into account when current compensation levels are determined.

     Accounting and Tax Considerations

     We consider the accounting and tax implications when we design our equity-based and cash compensation programs and when we make awards or grants. Our goal is to make only equity-based awards and grants that we can deduct when determining our taxes. However, the overriding consideration when evaluating the pay level or design component of any portion of our executives’ compensation is the effectiveness of the component and the stockholder value that management and the compensation committee believe the pay component reinforces.

     We try to maximize the tax deductibility of compensation payments to executive officers. Our stockholders have approved our incentive plans that are designed and administered to provide performance-based compensation that is awarded to our executive officers, and therefore not subject to the deduction limits of Section 162(m) of the Internal Revenue Code. The compensation committee may, however, award compensation that is not deductible under Section 162(m) when, in the exercise of the committee’s judgment, such pay would be in the best interests of the company and its stockholders.

     Compensation Recovery

     Our stock option and restricted stock award agreements pursuant to our 2008 Omnibus Award Plan permit the compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to us any option gain and/or the value of vested restricted stock, as applicable, if the recipient engages in activity that is in conflict with or adverse to our interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

     Stock Ownership Guidelines

     The compensation committee has established stock ownership guidelines to encourage equity ownership by our executive officers in order to reinforce the link between their financial interests and those of our stockholders. We set the stock ownership guidelines on the basis of each executive officer’s pay grade, expressed as a multiple of the executive officer’s base salary on the first day of the fiscal year. Stock ownership (as defined under the guidelines) includes stock owned outright by the executive officer or beneficially through ownership by direct family members (spouses and/or dependent children), or stock owned through our Retirement and Savings Plan.

     Under our stock ownership guidelines, Mr. Rodriguez is expected to own an amount of our stock equal in value to six times his base salary and Messrs. Reidy, Anenen and Siegmund and Ms. Lee are expected to own an amount of our stock equal in value to three times their respective base salaries. Executive officers whose ownership levels are below the minimum required levels are required to retain as shares of common stock at least 75% of post-tax net gains on stock option exercises, and 75% of shares (net of taxes) received upon vesting of restricted stock.

     As of the end of fiscal year 2012, all named executive officers met the stock ownership guidelines, with the exception of Mr. Rodriguez. Mr. Rodriguez’s target ownership was recently increased in connection with his promotion to chief executive officer.

COMPENSATION COMMITTEE REPORT

     The compensation committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of the company’s 2012 proxy statement. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2012 proxy statement.

Compensation Committee
of the Board of Directors

Gregory D. Brenneman, Chairman
Richard T. Clark
R. Glenn Hubbard
John P. Jones
Gregory L. Summe

COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes the compensation of our named executive officers for fiscal year 2012.

Summary Compensation Table for Fiscal Year 2012

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
Name and					Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	Salary	Bonus		(3)	(3)	(4)	(5)	(6)	Total
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Carlos A. Rodriguez(1)	2012	$729,744		$0	$926,200	$1,673,900	$1,452,400	$636,696	$50,482	$5,469,422
President and Chief	2011	$500,000		$0	$487,200	$170,800	$573,800	$155,660	$41,620	$1,929,080
Executive Officer	2010	$433,333		$0	$703,209	$116,450	$536,000	$226,893	$54,194	$2,070,079

Christopher R. Reidy	2012	$560,002		$0	$602,030	$176,200	$540,300	$571,293	$39,036	$2,488,861
Chief Financial	2011	$543,048		$0	$527,800	$170,800	$667,900	$196,651	$42,378	$2,148,577
Officer	2010	$532,400		$0	$440,648	$137,000	$557,900	$303,301	$42,199	$2,013,448

Regina R. Lee	2012	$500,004	$		$555,720	$176,200	$468,800	$729,497	$80,843	$2,511,064
Division President	2011	$475,270		$0	$487,200	$170,800	$574,600	$206,540	$275,757	$2,190,167
	2010	$441,667		$0	$703,209	$116,450	$468,900	$386,891	$97,788	$2,214,905

Steven J. Anenen	2012	$450,001		$0	$416,790	$132,150	$373,000	$980,380	$32,002	$2,384,323
Division President	2011	$425,003	$		$345,100	$128,100	$453,300	$342,814	$41,779	$1,736,095

Jan Siegmund	2012	$415,001		$0	$347,325	$132,150	$358,500	$379,772	$32,997	$1,665,745
Division President and
Chief Strategy Officer

Gary C. Butler(2)	2012	$371,800		$0	$3,010,150	$1,398,000	$0	$2,584,176	$1,834,523	$9,198,649
Chief Executive	2011	$1,000,000		$0	$2,436,000	$1,274,000	$2,487,000	$1,526,255	$181,548	$8,904,803
Officer	2010	$1,000,000		$0	$1,440,580	$1,723,500	$2,020,000	$2,761,828	$176,025	$9,121,933
____________________

(1)	Mr. Rodriguez became chief executive officer on November 8, 2011.

(2)	Mr. Butler retired as chief executive officer on November 8, 2011.

(3)	Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in fiscal years 2012, 2011 and 2010 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 13 to our audited consolidated financial statements for the fiscal year ended June 30, 2012 included in our annual report on Form 10-K for the fiscal year ended June 30, 2012. The amounts shown in the Stock Awards column reflect the grant date fair value of performance-based restricted stock based upon the probable outcome of the performance condition as of the grant date. The maximum value of the performance-based restricted stock awards granted in fiscal years 2012, 2011, and 2010, respectively, assuming achievement of the highest level of performance are: Mr. Rodriguez, $1,389,300, $730,800, and $381,330; Mr. Reidy, $903,045, $791,700, and $550,810; Ms. Lee, $833,580, $730,800, and $381,330; Mr. Anenen, $625,185 and $517,650; Mr. Siegmund, $520,988; and Mr. Butler, $4,515,225, $3,654,000, and $1,800,725.

(4)	Performance-based bonuses paid under the annual cash bonus program are shown in this column. A discussion of our annual cash bonus program may be found in our COMPENSATION DISCUSSION AND ANALYSIS section on page 26 of this proxy statement under “Cash Compensation - Annual Cash Bonus.”

(5)	Amounts shown reflect the aggregate increase during the last fiscal year in the present value of the executive’s benefit under our tax-qualified cash balance pension plan, the Automatic Data Processing, Inc. Pension Retirement Plan, and our non-qualified supplemental retirement plan, the Supplemental Officers Retirement Plan. There were no above-market or preferential earnings on nonqualified deferred compensation. The Pension Retirement Plan and the Supplemental Officers Retirement Plan provide benefits in the form of a lump sum and/or an annuity. We calculated the present value as of June 30, 2009 using the RP-2000 white collar mortality table (projected to 2009), a 4.25% interest crediting rate for the pension plan, and a 6.80% discount rate; the present value as of June 30, 2010 is based on the RP-2000 white collar mortality table (projected to 2017), a 3.75% interest crediting rate for the pension plan, and a 5.25% discount rate; the present value as of June 30, 2011 is based on the RP-2000 white collar mortality table (projected to 2018), a 3.90% interest crediting rate for the pension plan, and a 5.40% discount rate; the present value as of June 30, 2012 is based on the RP-2000 white collar mortality table (projected to 2019), a 3.25% interest crediting rate for the pension plan, and a 3.90% discount rate.

(6)	Please refer to the “All Other Compensation for Fiscal Year 2012” table on page 37 of this proxy statement for further information.

ALL OTHER COMPENSATION FOR FISCAL YEAR 2012

				Matching
	Other	Tax	Perquisite	Charitable	Separation
Name	Benefits	Payments	Allowance	Contributions	Payments	Total
	(1)	(2)	(3)	(4)	(5)
Carlos A. Rodriguez	$32,182	$0	$0	$18,300	$0	$50,482
Christopher R. Reidya	$30,186	$0	$0	$8,850	$0	$39,036
Regina R. Lee	$59,545	$20,798	$0	$500	$0	$80,843
Steven J. Anenen	$32,002	$0	$0	$0	$0	$32,002
Jan Siegmund	$27,597	$0	$0	$5,400	$0	$32,997
Gary C. Butler	$19,366	$0	$53,641	$0	$1,761,516	$1,834,523
____________________

(1)	Other Benefits include:

	(a)	Actual cost to the company of leasing automobiles (and covering related maintenance, registrations and insurance fees) used for personal travel: Mr. Rodriguez, $18,572; Mr. Reidy, $20,354; Ms. Lee, $14,755; Mr. Anenen, $14,628; Mr. Siegmund, $9,740; and Mr. Butler, $14,916.

	(b)	Amount paid by the company on behalf of the executives and their spouses who accompanied them in connection with travel sponsored by the company: Mr. Rodriguez, $2,135; Ms. Lee, $4,182; Mr. Anenen, $6,250; and Mr. Siegmund, $6,790.

	(c)	Relocation expense (available to the company’s associates generally): Ms. Lee, $29,403.

	(d)	Matching contributions to the company’s Retirement and Savings Plan (available to the company’s associates generally): Mr. Rodriguez, $10,395; Mr. Reidy, $8,925; Ms. Lee, $10,395; Mr. Anenen, $10,395; and Mr. Siegmund, $10,395.

	(e)	Life insurance and accidental death and dismemberment premiums paid by the company (available to the company’s associates generally): Mr. Rodriguez, $1,080; Mr. Reidy $907; Ms. Lee, $810; Mr. Anenen, $729; Mr. Siegmund, $672; and Mr. Butler, $450.

	(f)	The estimated value of medical coverage provided for Mr. Butler’s spouse pursuant to the ADP Executive Retiree Medical Plan, which equals approximately $4,000.

(2)	Gross-up for relocation expense (available to all participants in the relocation program).

(3)	Pursuant to the provisions of his employment agreement, Mr. Butler had an annual perquisite allowance of $125,000. $53,641 reflects the portion of his perquisite allowance that he used in fiscal year 2012 to fully reimburse the company for his personal use of aircraft chartered by the company and the incremental cost to the company of his personal use of aircraft owned by the company. Personal use of the aircraft benefit is valued at the actual incremental cost to the company of providing the benefit to the executive. With respect to the aircraft chartered by the company, the incremental cost is the contracted per-hour cost, including empty aircraft positioning costs, plus any fuel surcharges, additional catering or landing fees, taxes and segment fees. With respect to the aircraft owned by the company, the incremental cost is calculated by multiplying the personal flight time, including empty aircraft positioning time, by the aircraft’s hourly variable operating cost. Variable operating cost includes maintenance, fuel, cleaning, landing fees, flight fees, catering, and crew traveling expenses, including hotels, meals and transportation. Since the aircraft owned by the company is primarily used for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries as well as hangar, insurance and management fees.

(4)	Reflects matching charitable contributions made by the ADP Foundation in an amount not to exceed $20,000 in a calendar year in respect of any given named executive officer’s charitable contributions for that calendar year.

(5)	Pursuant to the provisions of his separation agreement, Mr. Butler was paid an amount equal to $1,700,000 in fiscal year 2012, which equals Mr. Butler’s fiscal year 2012 bonus at target. Mr. Butler was also allowed to keep the company car leased to him, which had a value of $61,516.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2012

									All Other	All Other
									Stock	Option
						Estimated Future Payouts			Awards:	Awards:	Exercise or	Grant Date
			Estimated Future Payouts Under			Under Equity Incentive Plan			Number	Number of	Base Price	Fair Value
		Plan Under	Non-Equity Incentive Plan Awards			Awards			of Shares	Securities	of Option	of Stock
	Grant	Which Grant				Threshold	Target	Maximum	of Stock	Underlying	Awards	and Option
Name	Date	Was Made	Threshold	Target	Maximum	#	#	#	or Units	Options	($/Share)	Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Carlos A. Rodriguez	—	Cash Bonus	$0	$1,280,000	$2,560,000
	9/21/2011	PBRS				0	20,000	30,000				$926,200
	1/26/2012	Stock Options								190,000	$55.82	$1,673,900

Christopher R. Reidy	—	Cash Bonus	$0	$448,000	$784,000
	9/21/2011	PBRS				0	13,000	19,500				$602,030
	1/26/2012	Stock Options								20,000	$55.82	$176,200

Regina R. Lee	—	Cash Bonus	$0	$400,000	$700,000
	9/21/2011	PBRS				0	12,000	18,000				$555,720
	1/26/2012	Stock Options								20,000	$55.82	$176,200

Steven J. Anenen	—	Cash Bonus	$0	$315,000	$551,250
	9/21/2011	PBRS				0	9,000	13,500				$416,790
	1/26/2012	Stock Options								15,000	$55.82	$132,150

Jan Siegmund	—	Cash Bonus	$0	$291,000	$508,000
	9/21/2011	PBRS				0	7,500	11,250				$347,325
	1/26/2012	Stock Options								15,000	$55.82	$132,150

Gary C. Butler	—	Cash Bonus	$0	$1,700,000	$3,400,000
	9/21/2011	PBRS				0	65,000	97,500				$3,010,150
	8/9/2011	Stock Options								200,000	$46.80	$1,398,000

     In the foregoing Grants of Plan-Based Awards Table, PBRS refers to our performance-based restricted stock program under our 2008 Omnibus Award Plan. Stock options were also granted under the company’s 2008 Omnibus Award Plan.

     The grant dates shown in column (b) of the table were determined pursuant FASB ASC Topic 718. We computed the grant date fair value of each restricted stock award and option grant shown in column (l) in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 13 to our audited consolidated financial statements for the fiscal year ended June 30, 2012 included in our annual report on Form 10-K for the fiscal year ended June 30, 2012.

Mr. Rodriguez’s Employment Agreement

     Mr. Rodriguez entered into an employment agreement with the company on December 14, 2011. Mr. Rodriguez’s employment agreement provides for a three year term that begins November 8, 2011 and expires November 7, 2014. The employment agreement provides Mr. Rodriguez with an annual base salary of at least $800,000, and an annual target bonus of at least 160% of the base salary (without any proration for the company’s 2012 fiscal year). The actual bonus paid to Mr. Rodriguez will be based upon accomplishment of performance goals established by the compensation committee each year.

     Pursuant to the employment agreement, on January 26, 2012, Mr. Rodriguez received a stock option grant of 40,000 shares that was determined by the compensation committee prior to his promotion to chief executive officer as part of his fiscal 2012 long-term incentive compensation, plus an additional special stock option grant of 150,000 shares in recognition of his promotion to chief executive officer. Each stock option grant is scheduled to vest in four equal annual instalments of 25% each, commencing one year after the grant date.

     Mr. Rodriguez’s employment agreement also contains provisions related to his involuntary termination from the company, which are summarized on page 53 of this proxy statement under “Potential Payments to Named Executive Officers Upon Termination or Change In Control.”

      In addition, Mr. Rodriguez’s employment agreement provides that he is entitled to participate in all of the company’s pension, 401(k), medical and health, life, accident, disability and other insurance programs, equity plans and other compensation and benefits plans and arrangements that are generally available to other company executives, such as the company’s Pension Retirement Plan and Supplemental Officers Retirement Plan, which are described on page 50 of this proxy statement under “Automatic Data Processing, Inc. Pension Retirement Plan” and “Supplemental Officers Retirement Plan.”

Mr. Butler’s Employment Agreement

     Mr. Butler entered into an employment agreement with the company on June 28, 2006. The employment agreement was superseded in its entirety by Mr. Butler’s separation agreement entered into in connection with his retirement from the company on November 8, 2011. Mr. Butler’s separation agreement is also summarized on page 59 of this proxy statement.

      Mr. Butler’s employment agreement provided for successive one-year terms beginning on August 31, 2006 unless terminated by the company or by Mr. Butler at least 6 months before the end of the applicable one-year term. The employment agreement also provided Mr. Butler with an annual base salary of at least $850,000, and an annual target bonus of at least $1,200,000. The actual bonus paid to Mr. Butler was based upon his accomplishment of pre-established performance goals established by the compensation committee. In addition, if the performance goals established by the compensation committee under the applicable performance-based restricted stock program were achieved at the 100% target level, the company was obligated to issue Mr. Butler at least 32,000 shares of restricted stock. If the performance goals for any such program were exceeded or were not achieved, the number of shares of restricted stock issued to Mr. Butler was increased or decreased, as appropriate.

     Pursuant to the employment agreement, Mr. Butler received a one-time stock option grant of 150,000 shares of common stock on July 1, 2006. In addition, Mr. Butler was entitled to a grant of stock options for a minimum of 200,000 shares of common stock each fiscal year during the term of the employment agreement. Subject to the attainment of any pre-established performance goals established by the compensation committee (in its sole discretion), each such stock option grant was scheduled to vest in five equal annual installments of 20% each for grants prior to April 2008, and in four equal annual installments of 25% each for grants beginning April 2008, in each case commencing one year after the applicable grant date.

     Mr. Butler’s employment agreement also provided him with a perquisite allowance of $125,000 each fiscal year. In addition, Mr. Butler was entitled to participate in all of the company’s then current pension, 401(k), medical and health, life, accident, disability and other insurance programs, stock purchase and other plans and arrangements (including all policies relating to the exercise of stock options following a person’s retirement from, or cessation of employment with, the company) that are generally available to other senior executives of the company, such as the company’s Pension Retirement Plan and Supplemental Officers Retirement Plan, which are described on page 50 of this proxy statement under “Automatic Data Processing, Inc. Pension Retirement Plan” and “Supplemental Officers Retirement Plan.”

Mr. Reidy’s Employment Agreement

     Mr. Reidy entered into an employment agreement with the company on August 1, 2006 that provides for an annual base salary of at least $500,000, and an annual target bonus of at least $400,000. The actual bonus paid to Mr. Reidy is based upon his accomplishment of pre-established performance goals established by the compensation committee. If the performance goals established by the compensation committee under the applicable performance-based restricted stock program have been achieved at the 100% target level, the company will issue Mr. Reidy 13,000 shares of restricted stock. If the performance goals for any such program are exceeded or are not achieved, the number of shares of restricted stock issued to Mr. Reidy will be increased or decreased, as appropriate. The agreement provides that Mr. Reidy will be granted stock options for a minimum of 20,000 shares of common stock each fiscal year during the term of the employment agreement commencing in 2008.

     Mr. Reidy’s employment agreement also contains provisions related to his involuntary termination from the company, which are summarized below under “Potential Payments to Named Executive Officers Upon Termination or Change In Control.”

      In addition, Mr. Reidy’s employment agreement provides that he is entitled to participate in all other programs that are generally available to other corporate officers, such as the company’s Pension Retirement Plan and Supplemental Officers Retirement Plan, which are described on page 50 of this proxy statement under “Automatic Data Processing, Inc. Pension Retirement Plan” and “Supplemental Officers Retirement Plan.”

Restricted Stock

     We currently grant restricted stock under our 2008 Omnibus Award Plan. Restricted stock awards granted in connection with our performance-based restricted stock program vest 6 months following issuance. For the fiscal year 2013 performance-based restricted stock program, the vesting period that applies following the date the stock is granted at the end of the performance period has been extended to 12 months from 6 months. Other restricted stock awards vest over periods determined by our compensation committee. Holders of shares of restricted stock are entitled to receive dividends paid on their restricted shares.

     Beginning in February 2009, restricted stock awards under our 2008 Omnibus Award Plan allow the compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to us any gain realized on the award (the fair market value, on the applicable vesting date, of the shares delivered to the participant), if the recipient engages in an activity that is in conflict with or adverse to our interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

Stock Options

     We currently grant stock options under our 2008 Omnibus Award Plan with an exercise price equal to our closing stock price on the date of grant, although options outstanding under our 2000 Stock Option Plan have an exercise price equal to the average of the high and the low sales prices of our stock on the day of grant. Stock options have a term of up to ten years from the date of grant. No option may be exercised after the expiration of its ten-year term.

     Stock options granted in April 2008 and thereafter generally vest over four years. Options granted prior to April 2008 generally vest over a five-year period, beginning on the second anniversary of the grant date (for all key executives of the company, including the named executive officers other than Mr. Butler, whose options started vesting on the first anniversary of the grant date), or the first anniversary of the grant date (for all other option holders).

     Stock options granted under our 2008 Omnibus Award Plan become fully vested and exercisable upon the death or disability of an option holder who (i) is an active employee, (ii) satisfied the company’s retirement criteria and retired on or after age 55 with ten years of service (Normal Retirement) or (iii) retired in the previous twelve months on or after age 55 with between five and ten years of service. Stock options will continue to vest following a Normal Retirement that occurs after the first anniversary of an option’s grant date.

     Vested options granted under our 2008 Omnibus Award Plan may generally be exercised for up to 60 days following an option holder’s termination of employment with the company, provided that:

  option holders who retire on or after Normal Retirement will have 37 months following retirement to exercise their vested options (subject to extension in the case of subsequent death);

  option holders who retire on or after age 55 with between five and ten years of service will have twelve months following retirement to exercise their vested options (subject to extension in the case of subsequent death);

  option holders who die or become disabled on or after eligibility for Normal Retirement will have 36 months following their death or disability to exercise their vested options (subject to extension in the case of subsequent death following a disability); and

  option holders who were not eligible for Normal Retirement on the date of death or disability will have twelve months following their death or disability to exercise their vested options (subject to extension in the case of subsequent death following a disability).

     Beginning in February 2009, stock option awards under our 2008 Omnibus Award Plan allow the compensation committee to cause a recipient’s award to be forfeited, and to require the recipient to pay to us any option gain, if the recipient engages in an activity that is in conflict with or adverse to our interests, including but not limited to fraud or conduct contributing to any financial restatements or irregularities, or if the recipient violates a restrictive covenant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
								Awards:	or Payout
								Number of	Value of
		Number of	Number of				Market	Unearned	Unearned
		Securities	Securities			Number	Value of	Shares,	Shares,
		Underlying	Underlying			of Shares	Shares or	Units or	Units or
		Unexercised	Unexercised			or Units of	Units of	Other	Other
		Options	Options	Option	Option	Stock That	Stock That	Rights	Rights That
	Grant	(Exercisable)	(Unexercisable)	Exercise	Expiration	Have Not	Have Not	That Have	Have Not
Name	Date (1)	(2)	(2)	Price (2)	Date	Vested	Vested (3)	Not Vested	Vested
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Carlos A. Rodriguez	1/27/2006	2,195		$40.70	1/26/2016
	1/26/2007	2,634	2,634	$42.94	1/25/2017
	4/25/2007	18,000	12,000	$44.91	4/24/2017
	1/31/2008	3,400	6,800	$40.28	1/30/2018
	2/10/2009	4,250	4,250	$37.58	2/9/2019
	2/9/2010	8,500	8,500	$40.70	2/8/2020
	2/8/2011	5,000	15,000	$49.52	2/7/2021
	1/26/2012		190,000	$55.82	1/25/2022
	4/25/2007					2,500	$139,150
	4/30/2008					6,000	$333,960
	2/10/2009					8,500	$473,110
	3/3/2010					3,000	$166,980
	9/4/2012					20,000	$1,113,200

Christopher R. Reidy	10/2/2006	65,850	16,462	$42.98	10/1/2016
	1/31/2008	12,000	8,000	$40.28	1/30/2018
	2/10/2009	15,000	5,000	$37.58	2/9/2019
	2/9/2010	10,000	10,000	$40.70	2/8/2020
	2/8/2011	5,000	15,000	$49.52	2/7/2021
	1/26/2012		20,000	$55.82	1/25/2022
	4/30/2008					3,000	$166,980
	2/10/2009					5,000	$278,300
	9/4/2012					13,000	$723,580

Regina R. Lee	5/13/2003	12,072		$31.28	5/12/2013
	11/11/2003	6,585		$35.74	11/10/2013
	5/11/2004	12,072		$42.30	5/10/2014
	1/27/2005	10,975		$39.40	1/26/2015
	1/27/2006	13,170		$40.70	1/26/2016
	1/26/2007	14,926	3,731	$42.94	1/25/2017
	4/25/2007	18,000	12,000	$44.91	4/24/2017
	1/31/2008	10,200	6,800	$40.28	1/30/2018
	2/10/2009	12,750	4,250	$37.58	2/9/2019
	2/9/2010	8,500	8,500	$40.70	2/8/2020
	2/8/2011	5,000	15,000	$49.52	2/7/2021
	1/26/2012		20,000	$55.82	1/25/2022
	4/25/2007					2,500	$139,150
	4/30/2008					6,000	$333,960
	2/10/2009					8,500	$473,110
	3/3/2010					3,000	$166,980
	9/4/2012					12,000	$667,920

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market
								Awards:	or Payout
								Number of	Value of
		Number of	Number of				Market	Unearned	Unearned
		Securities	Securities			Number	Value of	Shares,	Shares,
		Underlying	Underlying			of Shares	Shares or	Units or	Units or
		Unexercised	Unexercised			or Units of	Units of	Other	Other
		Options	Options	Option	Option	Stock That	Stock That	Rights	Rights That
	Grant	(Exercisable)	(Unexercisable)	Exercise	Expiration	Have Not	Have Not	That Have	Have Not
Name	Date (1)	(2)	(2)	Price (2)	Date	Vested	Vested (3)	Not Vested	Vested
(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Steven J. Anenen	1/27/2005	18,657		$39.40	1/26/2015
	1/27/2006	18,657		$40.70	1/26/2016
	1/26/2007	14,926	3,731	$42.94	1/25/2017
	1/31/2008	10,200	6,800	$40.28	1/30/2018
	2/10/2009	12,750	4,250	$37.58	2/9/2019
	2/9/2010	8,500	8,500	$40.70	2/8/2020
	2/8/2011	3,750	11,250	$49.52	2/7/2021
	1/26/2012		15,000	$55.82	1/25/2022
	4/30/2008					4,000	$222,640
	2/10/2009					6,000	$333,960
	9/4/2012					9,000	$500,940

Jan Siegmund	1/26/2007	10,536	2,634	$42.94	1/25/2017
	4/25/2007	9,000	6,000	$44.91	4/24/2017
	1/31/2008	7,200	4,800	$40.28	1/30/2018
	2/10/2009	9,000	3,000	$37.58	2/9/2019
	2/9/2010	6,000	6,000	$40.70	2/8/2020
	2/8/2011	2,500	7,500	$49.52	2/7/2021
	1/26/2012		15,000	$55.82	1/25/2022
	4/25/2007					1,250	$69,575
	4/30/2008					4,000	$222,640
	2/10/2009					5,250	$292,215
	9/4/2012					7,500	$417,450

Gary C. Butler	8/11/2003	219,499		$34.45	8/10/2013
	8/11/2004	98,775		$35.56	8/10/2014
	8/11/2005	109,750		$40.51	12/8/2014
	7/1/2006	384,125		$41.50	12/8/2014
	8/9/2007	200,000		$47.55	12/8/2014
	8/14/2008	225,000		$45.34	12/8/2014
	8/13/2009	225,000		$38.74	12/8/2014
	8/9/2010	200,000		$41.77	12/8/2014
	8/9/2011	200,000		$46.80	12/8/2014
	9/4/2012					65,000	$3,617,900
____________________

(1)	We have included in the table awards under our one-year performance-based restricted stock program for fiscal year 2012. Such awards were formally made September 4, 2012.

(2)	The option awards and exercise price of options granted prior to March 30, 2007 have been adjusted to reflect the spin-off of our former Brokerage Services Group business on March 30, 2007.

(3)	Market value based on June 29, 2012 closing price of our common stock of $55.66 per share.

OUTSTANDING EQUITY VESTING SCHEDULE FOR FISCAL YEAR-END 2012

	Option Awards		Stock Awards
Grant or
	Grant Date	Vesting from Grant Date	Award Date	Vesting Schedule
Carlos A. Rodriguez	1/27/2006	20% vested on 1/27/2008	4/25/2007	50% vested on 1/1/2011
		20% vested on 1/27/2009		25% vested on 1/1/2012
		20% vested on 1/27/2010		25% vests on 1/1/2013
		20% vested on 1/27/2011	4/30/2008	50% vested on 4/30/2012
		20% vested on 1/27/2012		50% vests on 4/30/2013
	1/26/2007	20% vested on 1/26/2009	2/10/2009	100% vests on 2/10/2014
		20% vested on 1/26/2010	3/3/2010	53% vested on 3/3/2011
		20% vested on 1/26/2011		16% vested on 3/3/2012
		20% vested on 1/26/2012		16% vests on 3/3/2013
		20% vests on 1/26/2013		15% vests on 3/3/2014
	4/25/2007	20% vested on 4/25/2011	9/4/2012	Stock will vest 6 months after grant date.
40% vested on 4/25/2012
40% vests on 4/25/2013
	1/31/2008	20% vested on 1/31/2010
20% vested on 1/31/2011
20% vested on 1/31/2012
20% vests on 1/31/2013
20% vests on 1/31/2014
	2/10/2009	25% vested on 2/10/2010
25% vested on 2/10/2011
25% vested on 2/10/2012
25% vests on 2/10/2013
	2/9/2010	25% vested on 2/9/2011
25% vested on 2/9/2012
25% vests on 2/9/2013
25% vests on 2/9/2014
	2/8/2011	25% vested on 2/8/2012
25% vests on 2/8/2013
25% vests on 2/8/2014
25% vests on 2/8/2015
	1/26/2012	25% vests on 1/26/2013
25% vests on 1/26/2014
25% vests on 1/26/2015
25% vests on 1/26/2016

Christopher R. Reidy	10/2/2006	20% vested on 10/2/2008	4/30/2008	50% vested on 4/30/2012
		20% vested on 10/2/2009		50% vests on 4/30/2013
		20% vested on 10/2/2010	2/10/2009	20% vests 2/10/2013
		20% vested on 10/2/2011		80% vests 2/10/2014
		20% vests on 10/2/2012	9/4/2012	Stock will vest 6 months after grant date.
	1/31/2008	20% vested on 1/31/2010
20% vested on 1/31/2011
20% vested on 1/31/2012
20% vests on 1/31/2013
20% vests on 1/31/2014
	2/10/2009	25% vested on 2/10/2010
25% vested on 2/10/2011
25% vested on 2/10/2012
25% vests on 2/10/2013
	2/9/2010	25% vested on 2/9/2011
25% vested on 2/9/2012
25% vests on 2/9/2013
25% vests on 2/9/2014

	Option Awards		Stock Awards
Grant or
	Grant Date	Vesting from Grant Date	Award Date	Vesting Schedule
	2/8/2011	25% vested on 2/8/2012
25% vests on 2/8/2013
25% vests on 2/8/2014
25% vests on 2/8/2015
	1/26/2012	25% vests on 1/26/2013
25% vests on 1/26/2014
25% vests on 1/26/2015
25% vests on 1/26/2016

Regina R. Lee	5/13/2003	20% vested on 5/13/2004	4/25/2007	50% vested on 1/1/2011
		20% vested on 5/13/2005		25% vested on 1/1/2012
		20% vested on 5/13/2006		25% vests on 1/1/2013
		20% vested on 5/13/2007	4/30/2008	50% vested on 4/30/2012
		20% vested on 5/13/2008		50% vests on 4/30/2013
	11/11/2003	20% vested on 11/11/2004	2/10/2009	100% vests on 2/10/2014
		20% vested on 11/11/2005	3/3/2010	53% vested on 3/3/2011
		20% vested on 11/11/2006		16% vested on 3/3/2012
		20% vested on 11/11/2007		16% vests on 3/3/2013
		20% vested on 11/11/2008		15% vests on 3/3/2014
	5/11/2004	20% vested on 5/11/2005	9/4/2012	Stock will vest 6 months after grant date.
20% vested on 5/11/2006
20% vested on 5/11/2007
20% vested on 5/11/2008
20% vested on 5/11/2009
	1/27/2005	20% vested on 1/27/2007
20% vested on 1/27/2008
20% vested on 1/27/2009
20% vested on 1/27/2010
20% vested on 1/27/2011
	1/27/2006	20% vested on 1/27/2008
20% vested on 1/27/2009
20% vested on 1/27/2010
20% vested on 1/27/2011
20% vested on 1/27/2012
	1/26/2007	20% vested on 1/26/2009
20% vested on 1/26/2010
20% vested on 1/26/2011
20% vested on 1/26/2012
20% vests on 1/26/2013
	4/25/2007	20% vested on 4/25/2011
40% vested on 4/25/2012
40% vests on 4/25/2013
	1/31/2008	20% vested on 1/31/2010
20% vested on 1/31/2011
20% vested on 1/31/2012
20% vests on 1/31/2013
20% vests on 1/31/2014
	2/10/2009	25% vested on 2/10/2010
25% vested on 2/10/2011
25% vested on 2/10/2012
25% vests on 2/10/2013
	2/9/2010	25% vested on 2/9/2011
25% vested on 2/9/2012
25% vests on 2/9/2013
25% vests on 2/9/2014

	Option Awards		Stock Awards
Grant or
	Grant Date	Vesting from Grant Date	Award Date	Vesting Schedule
	2/8/2011	25% vested on 2/8/2012
25% vests on 2/8/2013
25% vests on 2/8/2014
25% vests on 2/8/2015
	1/26/2012	25% vests on 1/26/2013
25% vests on 1/26/2014
25% vests on 1/26/2015
25% vests on 1/26/2016

Steven J. Anenen	1/27/2005	20% vested on 1/27/2007	4/30/2008	50% vested on 4/30/2012
		20% vested on 1/27/2008		50% vests on 4/30/2013
		20% vested on 1/27/2009	2/10/2009	17% vests 2/10/2013
		20% vested on 1/27/2010		83% vests 2/10/2014
		20% vested on 1/27/2011	9/4/2012	Stock will vest 6 months after grant date.
	1/27/2006	20% vested on 1/27/2008
20% vested on 1/27/2009
20% vested on 1/27/2010
20% vested on 1/27/2011
20% vested on 1/27/2012
	1/26/2007	20% vested on 1/26/2009
20% vested on 1/26/2010
20% vested on 1/26/2011
20% vested on 1/26/2012
20% vests on 1/26/2013
	1/31/2008	20% vested on 1/31/2010
20% vested on 1/31/2011
20% vested on 1/31/2012
20% vests on 1/31/2013
20% vests on 1/31/2014
	2/10/2009	25% vested on 2/10/2010
25% vested on 2/10/2011
25% vested on 2/10/2012
25% vests on 2/10/2013
	2/9/2010	25% vested on 2/9/2011
25% vested on 2/9/2012
25% vests on 2/9/2013
25% vests on 2/9/2014
	2/8/2011	25% vested on 2/8/2012
25% vests on 2/8/2013
25% vests on 2/8/2014
25% vests on 2/8/2015
	1/26/2012	25% vests on 1/26/2013
25% vests on 1/26/2014
25% vests on 1/26/2015
25% vests on 1/26/2016

Jan Siegmund	1/26/2007	20% vested on 1/26/2009	4/25/2007	50% vested on 1/1/2011
		20% vested on 1/26/2010		25% vested on 1/1/2012
		20% vested on 1/26/2011		25% vests on 1/1/2013
		20% vested on 1/26/2012	4/30/2008	50% vested on 4/30/2012
	4/25/2007	20% vests on 1/26/2013		50% vests on 4/30/2013
		20% vested on 4/25/2011	2/10/2009	100% vests on 2/10/2014
		40% vested on 4/25/2012	9/4/2012	Stock will vest 6 months after grant date.
40% vests on 4/25/2013

	Option Awards		Stock Awards
Grant or
	Grant Date	Vesting from Grant Date	Award Date	Vesting Schedule
	1/31/2008	20% vested on 1/31/2010
20% vested on 1/31/2011
20% vested on 1/31/2012
20% vests on 1/31/2013
20% vests on 1/31/2014
	2/10/2009	25% vested on 2/10/2010
25% vested on 2/10/2011
25% vested on 2/10/2012
25% vests on 2/10/2013
	2/9/2010	25% vested on 2/9/2011
25% vested on 2/9/2012
25% vests on 2/9/2013
25% vests on 2/9/2014
	2/8/2011	25% vested on 2/8/2012
25% vests on 2/8/2013
25% vests on 2/8/2014
25% vests on 2/8/2015
	1/26/2012	25% vests on 1/26/2013
25% vests on 1/26/2014
25% vests on 1/26/2015
25% vests on 1/26/2016

Gary C. Butler	8/11/2003	20% vested on 8/11/2005	9/4/2012	Stock will vest 6 months after grant date.
20% vested on 8/11/2006
20% vested on 8/11/2007
20% vested on 8/11/2008
20% vested on 8/11/2009
	8/11/2004	20% vested on 8/11/2006
20% vested on 8/11/2007
20% vested on 8/11/2008
20% vested on 8/11/2009
20% vested on 8/11/2010
	8/11/2005	20% vested on 8/11/2007
20% vested on 8/11/2008
20% vested on 8/11/2009
20% vested on 8/11/2010
20% vested on 8/11/2011
	7/1/2006	20% vested on 7/1/2007
20% vested on 7/1/2008
20% vested on 7/1/2009
20% vested on 7/1/2010
20% vested on 7/1/2011
	8/9/2007	20% vested on 8/9/2008
20% vested on 8/9/2009
20% vested on 8/9/2010
20% vested on 8/9/2011
20% vested on 11/8/2011
	8/14/2008	25% vested on 8/14/2009
25% vested on 8/14/2010
25% vested on 8/14/2011
25% vested on 11/8/2011
	8/13/2009	25% vested on 8/13/2010
25% vested on 8/13/2011
50% vested on 11/8/2011
	8/9/2010	25% vested on 8/9/2011
75% vested on 11/8/2011
	8/9/2011	100% vested on 11/8/2011

OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2012

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
(a)	(b)	(c)	(d)	(e)
Carlos A. Rodriguez(1)	0	$0	25,000	$1,373,455
Christopher R. Reidy(2)	0	$0	19,250	$1,058,498
Regina R. Lee(3)	20,028	$256,569	25,000	$1,373,455
Steven J. Anenen(4)	46,095	$669,383	14,625	$805,474
Jan Siegmund(5)	32,925	$527,144	13,375	$735,811
Gary C. Butler(6)	197,439	$4,574,194	75,000	$3,839,250
____________________

(1)	Mr. Rodriguez acquired 2,500 shares with a market price of $54.01 on January 1, 2012, 15,000 shares with a market price of $54.87 on March 1, 2012, 1,500 shares with a market price of $54.44 on March 5, 2012, and 6,000 shares with a market price of $55.62 on April 30, 2012, each upon lapse of restrictions.

(2)	Mr. Reidy acquired 16,250 shares with a market price of $54.87 on March 1, 2012, and 3,000 shares with a market price of $55.62 on April 30, 2012, each upon lapse of restrictions.

(3)	Ms. Lee exercised options to purchase 2,469 shares on August 23, 2011 with an exercise price of $39.64 and a market price of $47.58, 12,072 shares on February 10, 2012 with an exercise price of $45.84 and a market price of $54.02, 5,487 shares on March 9, 2012 with an exercise price of $29.38 and a market price of $54.58. She acquired 2,500 shares with a market price of $54.01 on January 1, 2012, 15,000 shares with a market price of $54.87 on March 1, 2012, 1,500 shares with a market price of $54.44 on March 5, 2012, and 6,000 shares with a market price of $55.62 on April 30, 2012, each upon lapse of restrictions.

(4)	Mr. Anenen exercised options to purchase 13,170 shares on August 30, 2011 with an exercise price of $44.96 and a market price of $49.85, and 32,925 shares on February 1, 2012 with a weighted average exercise price of $36.90 and a market price of $55.28. He acquired 10,625 shares with a market price of $54.87 on March 1, 2012, and 4,000 shares with a market price of $55.62 on April 30, 2012, each upon lapse of restrictions.

(5)	Mr. Siegmund exercised options to purchase 32,925 shares on February 3, 2012 with a weighted average exercise price of $39.39 and a market price of $55.40. He acquired 1,250 shares with a market price of $54.01 on January 1, 2012, 8,125 shares with a market price of $54.87 on March 1, 2012, and 4,000 shares with a market price of $55.62 on April 30, 2012, each upon lapse of restrictions.

(6)	Mr. Butler exercised options to purchase 197,439 shares on February 2, 2012 with a weighted average exercise price of $31.71 and a market price of $54.88. He acquired 75,000 shares with a market price of $51.19 on November 10, 2011 upon lapse of restrictions.

PENSION BENEFITS FOR FISCAL YEAR 2012

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
Name	Plan Name	Service(1)	Benefit(2)(3)(4)	Fiscal Year
(a)	(b)	(c)	(d)	(e)
Carlos A. Rodriguez	Automatic Data Processing, Inc.	11.50	$110,881	$0
	Pension Retirement Plan
	Supplemental Officers	9.08	$1,108,282	$0
	Retirement Plan
Christopher R. Reidy	Automatic Data Processing, Inc.	4.50	$40,445	$0
	Pension Retirement Plan
	Supplemental Officers	5.66	$1,319,393	$0
	Retirement Plan
Regina R. Lee	Automatic Data Processing, Inc.	29.50	$316,654	$0
	Pension Retirement Plan
	Supplemental Officers	7.58	$1,481,596	$0
	Retirement Plan
Steven J. Anenen	Automatic Data Processing, Inc.	35.50	$413,158	$0
	Pension Retirement Plan
	Supplemental Officers	13.08	$2,493,900	$0
	Retirement Plan
Jan Siegmund	Automatic Data Processing, Inc.	12.50	$118,948	$0
	Pension Retirement Plan
	Supplemental Officers	7.58	$693,408	$0
	Retirement Plan
Gary C. Butler	Automatic Data Processing, Inc.	35.92	$2,541,090	$527,305
	Pension Retirement Plan
	Supplemental Officers	20.00	$12,589,158	$547,085
	Retirement Plan
____________________

(1)	Consists of the number of years of service credited as of June 30, 2012 for the purpose of determining benefit service under the applicable pension plan. Credited service is defined in the Supplemental Officers Retirement Plan as the number of months elapsed from the later of a participant’s entry into the plan and January 1, 1989 and subject, in the case of vesting, to a schedule set forth in the Supplemental Officers Retirement Plan. Executives must be selected for participation in the Supplemental Officers Retirement Plan. Credited service under the Pension Retirement Plan is defined as elapsed time of employment with the company starting on January 1 following the completion of 6 months of service.

(2)	The Pension Retirement Plan and Supplemental Officers Retirement Plan provide benefits in the form of a lump sum and/or an annuity. We calculated a present value of the executive’s benefit using an interest crediting rate, a discount rate and a mortality assumption. We calculated the actuarial present values of accumulated benefits as of June 30, 2012 under the Pension Retirement Plan and the Supplemental Officers Retirement Plan using the RP-2000 white collar mortality table (projected to 2019) and a 3.90% discount rate. For the Pension Retirement Plan only, we also used a 3.25% interest crediting rate.

(3)	Cash balances under the Pension Retirement Plan are included in the present values shown for the Pension Retirement Plan in column (d) and, at June 30, 2012 are as follows: Mr. Rodriguez, $123,434; Mr. Reidy, $42,911; Ms. Lee, $316,398; Mr. Anenen, $380,144; and Mr. Siegmund, $132,315.

(4)	The present values of accumulated benefits for the Pension Retirement Plan and the Supplemental Officers Retirement Plan were determined based on retirement at the age of 65 (normal retirement age under these Plans).

Automatic Data Processing, Inc. Pension Retirement Plan

     The Pension Retirement Plan is a tax-qualified defined benefit plan covering substantially all U.S. employees of the company. Under the Pension Retirement Plan, the company credits participants’ notional accounts with annual contributions, which are determined based upon base salary and years of service. The contributions range from 2.1% to 10% of base salary and the accounts earn interest based upon the ten-year U.S. Treasury constant maturity rates. Compensation used to determine the benefits in any given year is limited to calendar year base salary up to the Internal Revenue Service compensation limit in effect for the plan year. A participant must have three years of service to receive any benefit.

Supplemental Officers Retirement Plan

     The company sponsors a Supplemental Officers Retirement Plan, which is a non-qualified defined benefit plan that pays a lump sum and/or an annuity upon retirement. Eligible participants include the named executive officers and other officers of the company with titles of corporate vice president and above.

     On August 14, 2008, our board of directors approved amendments to the Supplemental Officers Retirement Plan. These amendments included changes to the Supplemental Officers Retirement Plan benefits formula and the early retirement factors, in each case, used for any active employee not already earning a benefit by January 1, 2008 or any participant who had not attained age 50 by January 1, 2009 (we refer to such participants as “non-grandfathered participants,” and to all other participants as “grandfathered participants”), as well as changes relating to the forms of benefit available for all current and future participants.

     On November 10, 2009, our board of directors approved additional amendments effective January 1, 2010 to (1) exclude performance-based restricted stock awards from the definition of final average compensation of grandfathered participants, (2) change the formulas used to compute benefits for grandfathered participants after 2009, (3) provide that for both benefit accrual and vesting credit, service will be determined based on the number of months elapsed from the later of a participant’s entry into the plan and January 1, 1989 and subject, in the case of vesting, to a schedule set forth in the Supplemental Officers Retirement Plan and (4) provide that effective after December 31, 2009, our chief executive officer will no longer be able to grant service credit in his discretion to Supplemental Officers Retirement Plan participants who are involuntarily terminated or who receive severance from the company.

     All participants must have at least five years of service to receive any benefit under the Supplemental Officers Retirement Plan. After ten years of service, a participant will qualify for the full annual benefit. We refer to the percentage of the benefit that has been earned by a participant as the “vested percentage.” The vested percentage is determined using a schedule set forth in the Supplemental Officers Retirement Plan.

     Supplemental Officers Retirement Plan benefits begin on the earliest of (i) the later of attainment of age 60 and the first day of the seventh month following separation from service, (ii) disability or (iii) death. Participants can receive their benefits in the form of a single life annuity, a 25%, 50%, 75% or 100% joint and survivor annuity with a beneficiary, or a ten year certain and life annuity. Subject to rules required under Section 409A of the Internal Revenue Code, participants may generally also elect to have either 25% or 50% of their benefits paid in a single lump sum. A participant who terminates employment by reason of disability is eligible to receive an unreduced benefit payable as of the participant’s termination. Upon the death of a participant, the participant’s surviving spouse or other designated beneficiary is eligible to receive a 50% survivor benefit, payable as a life annuity, or if elected, a guaranteed payment for 120 months only. Under certain circumstances, annual benefits are subject to reduction for payments from social security, the Pension Retirement Plan and the Retirement and Savings Plan, and any retirement benefits from a former or subsequent employer of the participant.

     For grandfathered participants, prior to January 1, 2010, the amount of the annual benefit is determined by taking the average annual compensation of a participant for the five full consecutive calendar years during which he or she received the highest amount of compensation (we refer to such average annual compensation as “final average annual pay”), and then multiplying that amount by a factor of 1.5%, the number of years of service and his or her vested percentage. The maximum annual plan benefit which may be paid to grandfathered participants was limited to 25% of a participant’s final average annual pay (which we express as a maximum service period of 16.67 years).

     Since January 1, 2010, the following formulas are used to determine the Supplemental Officers Retirement Plan benefits of Messrs. Butler, Reidy, and Anenen and Ms. Lee, who are grandfathered participants:

  Messrs. Reidy and Anenen and Ms. Lee – the product of (i) the participant’s final average annual pay, (ii) future service period up to 18.75 years, (ii) 2.4% and (iv) the participant’s vested percentage. The annual plan benefit for each of Messrs. Reidy and Anenen and Ms. Lee cannot exceed 45% of the participant’s final average annual pay.

  Mr. Butler – the product of (i) Mr. Butler’s final average annual pay, (ii) future service period up to 20 years, (iii) 1.95% and (iv) his vested percentage. Mr. Butler’s annual plan benefit cannot exceed 39% of his final average annual pay.

     A grandfathered participant’s benefit under the Supplemental Officers Retirement Plan will not be less than the participant’s benefit determined as of December 31, 2009, taking into account the participant’s actual vesting service through the date of his or her termination of employment.

     Early retirement benefits for grandfathered participants will be calculated using the factors applicable to participants who are not grandfathered participants, except when determining the protected early retirement benefit accrued as of December 31, 2009.

     For grandfathered participants compensation covered under the Supplemental Officers Retirement Plan includes base salary and bonus amounts (paid or deferred) and, for periods before January 1, 2010, compensation realized from restricted stock vesting during the fiscal year. A grandfathered participant whose benefit payments begin before the first day of the month on or after the participant’s 65th birthday will receive payments which are reduced at a rate of 5/12 of 1% per month for each full month by which the participant’s benefit commencement precedes the participant’s 65th birthday.

     For non-grandfathered participants (Messrs. Rodriguez and Siegmund), the amount of the annual benefit is determined by taking such participant’s final average annual pay, and then multiplying that amount by a factor of 2%, the number of years of service (up to 20 years), and his or her vested percentage. For non-grandfathered participants with more than 20 years of service only, added to that first amount will be an amount equal to such participant’s final average annual pay, multiplied by 1%, up to five additional years of service, and his or her vested percentage. Final average annual pay for non-grandfathered participants will be based on salary, bonuses, and incentive payment awards, excluding restricted stock and other stock-based awards. The maximum annual plan benefit which may be paid to non-grandfathered participants will be limited to 45% of a participant’s final average annual pay. A non-grandfathered participant whose benefit payments begin before the first day of the month on or after the participant’s 65th birthday will receive payments which are reduced at a rate of 4/12 of 1% per month for each month (up to 36 months) by which the participant’s benefit commencement precedes the participant’s 65th birthday, and, if applicable, further reduced at a rate of 5/12 of 1% for each month by which the benefit commencement precedes the participant’s 62nd birthday. Non-grandfathered participants cannot receive a benefit less than the benefit they had accrued on December 31, 2008 under the formula applicable to grandfathered participants.

     If any participant within 24 months after his or her employment terminates violates the non-competition provisions of any agreement such participant has entered into with the company, such participant will forfeit all of his or her benefits under the Supplemental Officers Retirement Plan.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2012

			Aggregate
	Executive	Aggregate	Withdrawals/	Aggregate
	Contributions in	Earnings in	Distributions	Balance at
Name	2012(1)	2012(2)	in 2012(2)	June 30, 2012(3)
(a)	(b)	(d)	(e)	(f)
Carlos A. Rodriguez	$0	$16,088	$0	$419,006
Christopher R. Reidy	$0	$0	$0	$0
Regina R. Lee	$0	$0	$0	$0
Steven J. Anenen	$226,650	$69,664	$0	$1,468,040
Jan Siegmund	$124,470	$47,586	$0	$713,177
Gary C. Butler	$2,487,000	$237,450	$(1,105,434)	$9,961,739
____________________

(1)	The amounts listed in column (b) reflect 50%, 30% and 100% of the annual bonuses for fiscal year 2011 that were payable in fiscal year 2012, but which were deferred by Messrs. Anenen, Siegmund and Butler, respectively; the amounts for Messrs. Anenen and Butler were reported as compensation in the Summary Compensation Table for fiscal year 2011. In addition, 50% and 30% of the annual bonuses earned for fiscal year 2012 by Messrs. Anenen ($186,500) and Siegmund ($107,550) that were paid in August 2012 were also deferred by Messrs. Anenen and Siegmund; these amounts were reported as compensation in the Summary Compensation Table for fiscal year 2012. As the amounts in respect of the fiscal year 2012 bonuses were not deferred until after we concluded fiscal year 2012, such amounts are not included in columns (b) and (f).

(2)	The earnings amounts are not reported as compensation in fiscal year 2012 in the Summary Compensation Table.

(3)	The following amounts were previously reported as compensation in the Summary Compensation Table for previous years: Mr. Anenen, $226,650; and Mr. Butler, $10,137,000.

Deferred Compensation Plan

     Under the ADP Deferred Compensation Plan, all U.S. executives of the company (including the named executive officers) can defer all or a portion of their annual cash bonuses and/or performance-based restricted stock into a deferred compensation account. They can choose two investment options for their cash bonus deferrals: a fixed income fund or a fund designed to track the performance of the Standard & Poor’s® index of 500 leading U.S. companies. The fixed fund rate is adjusted each fiscal year. For fiscal year 2012, the fixed fund rate was 2.25%. The company does not match deferrals by its named executive officers or otherwise contribute any amounts to the named executive officers’ deferred compensation accounts.

     The program does not allow changes to the investment fund choice once the annual deferral is made to the account. Each participant has the option of making a one-time election changing the timing and/or the form of distributions from his or her account. Any such change is required to comply with the “redeferral rules” in effect under Section 409A of the Internal Revenue Code and may only be used to delay the timing and/or change the number of payments to be received.

     Participants may elect to receive payments of their deferred funds either in a lump sum payment or in installments. However, in the event of death, disability or termination of employment prior to age 65 or age 55 with 10 years of service, payments are made in a lump sum regardless of a participant’s election. Deferred funds and the earnings on such deferrals made for fiscal year 2005 and later may be distributed to a participant following separation from service only after a six-month delay. Distributions are subject to federal, state and local income taxes on both the principal amount and investment earnings at the ordinary income rate in the year in which such payments are made.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION
OR CHANGE IN CONTROL

Change in Control Severance Plan for Corporate Officers

     We maintain the Automatic Data Processing, Inc. Change in Control Severance Plan for Corporate Officers, which provides for the payment of specified benefits to officers selected by the board of directors if their employment terminates under certain circumstances after a change in control of the company. All named executive officers of the company participate in the change in control plan. As of June 30, 2012, there were 28 eligible participants in the change in control plan.

     The change in control plan provides that:

  Participants who are involuntarily terminated by the company without cause or who leave for good reason during the two-year period following the occurrence of a change in control will receive:

    A lump sum payment equal to 150% of such participant’s current total annual compensation;

    Full vesting of his or her stock options;

    Full vesting of restricted shares issued under the time-based restricted stock program, to the extent such vesting restrictions would otherwise have lapsed within two years after the date of termination; and

    The number of restricted shares the participant would have been entitled to receive under the then ongoing performance-based restricted stock programs had the performance goals been achieved at 100% target rate.
  Participants who are involuntarily terminated by the company without cause or who leave for good reason during the third year following the occurrence of a change in control will receive:

    A lump sum payment equal to 100% of such participant’s current total annual compensation;

    Full vesting of his or her stock options, to the extent that such options would have otherwise vested within one year after the date of termination; and

    Full vesting of restricted shares issued under the time-based restricted stock program, to the extent such vesting restrictions would otherwise have lapsed within one year after the date of termination.

     A participant’s current total annual compensation equals his or her highest rate of annual salary during the calendar year in which his or her employment terminates or the year immediately prior to the year of such termination, plus his or her average annual bonus compensation earned in respect of the two most recent calendar years immediately preceding the calendar year in which his or her employment terminates.

     The change in control plan defines “good reason” as the occurrence of any of the following events after a change in control without the participant’s written consent:

  material diminution in the value and importance of a participant's position, duties, responsibilities or authority as of the date immediately prior to the change in control; or

  a reduction in a participant's aggregate compensation or benefits; or

  a failure of any successor of the company to assume in writing the obligations under the change in control plan.

     The change in control plan defines “cause” as:

  gross negligence or willful misconduct by a participant, which is materially injurious to the company, monetarily or otherwise;

  misappropriation or fraud with regard to the company or its assets; or

  conviction of, or the pleading of guilty or nolo contendere to, a felony involving the assets or business of the company.

     The change in control payments due to Messrs. Reidy, Anenen, and Siegmund and Ms. Lee are payable solely pursuant to the terms of the change in control plan. However, Mr. Rodriguez is entitled to receive the greater of the benefits and payments provided under the change in control plan and/or his employment agreement entered into on December 14, 2011. Certain terms of Mr. Rodriguez’s employment agreement are summarized on page 39 of this proxy statement.

     A “change in control” will have occurred under the change in control plan if:

  any “person” (as defined in Section 3(a)(9) of the Exchange Act), excluding the company, any subsidiary of the company, or any employee benefit plan sponsored or maintained by the company (including any trustee of any such plan acting in its capacity as trustee), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the company representing 35% or more of the total combined voting power of the company’s then outstanding securities;

  there occurs a merger, consolidation or other business combination of the company (a “transaction”), other than a transaction immediately following which the stockholders of the company, immediately prior to the transaction, continue to be the beneficial owners of securities of the resulting entity representing more than 65% of the voting power in the resulting entity, in substantially the same proportions as their ownership of company voting securities immediately prior to the transaction; or

  there occurs the sale of all or substantially all of the company’s assets, other than a sale immediately following which the stockholders of the company immediately prior to the sale are the beneficial owners of securities of the purchasing entity representing more than 65% of the voting power in the purchasing entity, in substantially the same proportions as their ownership of company voting securities immediately prior to the transaction.

     If instructed by a participant, the company will reduce payments under the change in control plan to avoid the application of excise taxes pursuant to Section 4999 of the Internal Revenue Code.

Employment Agreement with Mr. Rodriguez

     Mr. Rodriguez entered into an employment agreement with the company on December 14, 2011. The employment agreement provides that the company’s obligation to make payments to Mr. Rodriguez will cease on the date he is terminated for cause, i.e., if he has:

  been convicted of or pled nolo contendere to a criminal act for which the punishment under applicable law may be imprisonment for more than one year;

  willfully or recklessly failed or refused to perform his material obligations as president and chief executive officer;

  committed any act or omission of gross negligence in the performance of his material duties under the employment agreement;

  committed any act of willful or reckless misconduct,

  violated any of his restrictive covenants; or

  violated either the company’s code of business conduct and ethics, or the company’s code of ethics for principal executive officer and senior financial officers.

     If Mr. Rodriguez’s employment is terminated for any reason other than for cause (as described above), and other than due to death or permanent or serious disability or his resignation from the company for any reason, Mr. Rodriguez will receive (subject to his delivery of an irrevocable release of claims against the company):

  an amount (in addition to any previously accrued but unpaid amounts) equal to 2.6 times his annual salary for the fiscal year of termination, payable in monthly installments over 12 months; and

  a bonus for the fiscal year of termination that he would have otherwise received if his employment had not been terminated, based upon his (and to the extent applicable, the company’s) actual full-year performance, as determined by the compensation committee, prorated to reflect the portion of the fiscal year worked through the date of termination.

     If Mr. Rodriguez dies or becomes permanently and seriously disabled, either physically or mentally, so that he is absent from his office due to such disability and otherwise unable substantially to perform his services under the employment agreement, the company may terminate his employment. Under such circumstances, the company will continue to pay Mr. Rodriguez’s full compensation up to and including the effective date of his termination upon his death or for disability.

     If Mr. Rodriguez elects to voluntarily resign from the company for any reason, the company will continue to pay Mr. Rodriguez’s full compensation up to the date his employment ends.

     Mr. Rodriguez’s employment agreement provides that he will continue to participate in the change in control plan described above. Following a change in control of ADP, as defined under the plan, and a subsequent termination of Mr. Rodriguez’s employment by the company without cause, or by Mr. Rodriguez for good reason, Mr. Rodriguez will be entitled to the greater of the benefits and payments under the change in control plan (based on a severance benefit multiple of 200%, reduced to 150% if the termination occurs during the third year after the change in control) and his employment agreement.

Employment Agreement with Mr. Reidy

     Mr. Reidy entered into an employment agreement with the company on August 1, 2006. The agreement provides that if Mr. Reidy is involuntarily terminated from the company within the first three years of his employment, he will receive two years of base salary, bonus and restricted stock. After the third year of his employment, Mr. Reidy will be entitled to separation pay equal to one year of base salary, bonus and restricted stock.

Health Coverage

     Certain executives, including named executive officers, who terminate employment with the company after they have attained age 55 and been credited with ten years of service are eligible to participate in our executive retiree medical plan.

Termination and Change in Control Tables

     The following tables set forth the payments that each of our named executive officers who were serving as executive officers as of June 30, 2012 would have received under various termination scenarios on June 30, 2012. With regard to the payments on a change in control, the amounts detailed below presume that each named executive officer’s employment was terminated by the company without cause or by the executive for good reason within two years following the change in control occurring on June 30, 2012.

Potential Payments upon Termination or Change in Control for
Carlos A. Rodriguez

	Termination			Involuntary
	Following Change			Termination
Payment Elements	In Control	Death	Disability	Without Cause	Retirement
Termination Payment	$3,168,000 (1)	$0	$0	$3,532,400 (2)	$0
Stock Options(3)	$563,188	$563,188	$563,188	$0	$0
Restricted Stock(4)	$2,226,400	$1,113,200	$1,113,200	$0	$0
Supplemental Officers
Retirement Plan(5)	$1,117,516	$541,154	$3,205,638	$1,117,516	$1,117,516
Deferred Compensation(6)	$419,006	$419,006	$419,006	$419,006	$419,006
Total	$7,494,110	$2,636,548	$5,301,032	$5,068,922	$1,536,522
____________________

(1)	Represents payment of two times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($800,000) and (ii) average annual bonus for the two most recently completed calendar years ($784,000).

(2)	Represents an amount equal to 2.6 times annual salary ($800,000) and actual annual bonus ($1,452,400).

(3)	Assumes all unvested options immediately vested and were exercised on June 29, 2012 when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $55.66 per share.

(4)	Amount in the Termination Following Change in Control column includes $1,113,200 attributable to the vesting of time-based restricted stock and $1,113,200 attributable to the one-year performance-based restricted stock program for fiscal year 2012, and assumes that performance goals of this program will be achieved at 100% target rate. Amounts in Death and Disability columns are attributable to the fiscal year 2012 one-year performance-based restricted stock program and assume that performance goals will be achieved at 100% target rate.

(5)	Represents present value of the benefit as of June 30, 2012 using the RP-2000 white collar mortality table (projected to 2019) and a 3.90% discount rate.

(6)	Represents aggregate value of nonqualified deferred compensation balance at June 30, 2012. The deferred compensation account is funded entirely by Mr. Rodriguez’s bonus deferrals; thus, Mr. Rodriguez is fully vested in his contributions to his deferred compensation account, and no incremental value is attributable to any of the above termination events.

Potential Payments upon Termination or Change in Control for
Christopher R. Reidy

	Termination			Involuntary
	Following Change			Termination
Payment Elements	In Control	Death	Disability	Without Cause	Retirement
Termination Payment	$1,752,753 (1)	$0	$0	$1,008,002 (2)	$0
Stock Options(3)	$664,043	$664,043	$664,043	$0	$0
Restricted Stock(4)	$1,168,860	$723,580	$723,580	$723,580	$0
Supplemental Officers
Retirement Plan(5)	$829,586	$401,026	$2,479,324	$829,586	$829,586
Total	$4,415,242	$1,788,649	$3,866,947	$2,561,168	$829,586
______________________

(1)	Represents payment of one and one-half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($560,002) and (ii) average annual bonus for the two most recently completed calendar years ($608,500).

(2)	Represents payment of an amount equal to annual salary of $560,002 and target annual bonus of $448,000.

(3)	Assumes all unvested options immediately vested and were exercised on June 29, 2012 when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $55.66 per share.

(4)	Amount in the Termination Following Change in Control column includes $445,280 attributable to the vesting of time-based restricted stock and $723,580 attributable to the fiscal year 2012 one-year performance-based restricted stock program, and assumes that performance goals of this program will be achieved at 100% target rate. Amounts in the Death and Disability columns are attributable to the 2012 one-year performance-based restricted stock program, assuming performance goals will be achieved at 100% target rate. Pursuant to Mr. Reidy’s employment agreement, the amount for the Involuntary Termination Without Cause column reflects a payment equal to the value of the shares underlying Mr. Reidy’s one-year performance-based restricted stock award for fiscal year 2012.

(5)	Represents present value of the benefit as of June 30, 2012 using the RP-2000 white collar mortality table (projected to 2019) and a 3.90% discount rate.

Potential Payments upon Termination or Change in Control for
Regina R. Lee

	Termination			Involuntary
	Following Change			Termination
Payment Elements	In Control	Death	Disability	Without Cause	Retirement
Termination Payment(1)	$1,532,594	$0	$0	$0	$0
Stock Options(2)	$577,142	$577,142	$577,142	$0	$0
Restricted Stock(3)	$1,781,120	$667,920	$667,920	$0	$0
Supplemental Officers
Retirement Plan(4)	$1,227,872	$551,462	$2,744,482	$1,227,872	$1,227,872
Health Coverage(5)	$180,000	$0	$180,000	$180,000	$180,000
Total	$5,298,728	$1,796,524	$4,169,544	$1,407,872	$1,407,872
____________________

(1)	Represents payment of one and one-half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($500,004) and (ii) average annual bonus for the two most recently completed calendar years ($521,725).

(2)	Assumes all unvested options immediately vested and were exercised on June 29, 2012 when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $55.66 per share.

(3)	Amount in the Termination Following Change in Control column includes $1,113,200 attributable to the vesting of time-based restricted stock and $667,920 attributable to the one-year performance-based restricted stock program for fiscal year 2012, and assumes that performance goals of this program will be achieved at 100% target rate. Amounts in Death and Disability columns are attributable to the fiscal year 2012 one-year performance-based restricted stock program and assume that performance goals will be achieved at 100% target rate.

(4)	Represents present value of the benefit as of June 30, 2012 using the RP-2000 white collar mortality table (projected to 2019) and a 3.90% discount rate.

(5)	Represents the present value of Ms. Lee’s health coverage under our retiree medical plan using a discount rate of 3.76% and a medical inflation rate beginning at 7.58% for 2012-2013 and ultimately settling at 4.50% by 2028.

Potential Payments upon Termination or Change in Control for
Stephen J. Anenen

	Termination			Involuntary
	Following Change			Termination
Payment Elements	In Control	Death	Disability	Without Cause	Retirement
Termination Payment(1)	$1,290,714	$0	$0	$0	$0
Stock Options(2)	$425,117	$425,117	$425,117	$0	$0
Restricted Stock(3)	$1,057,540	$500,940	$500,940	$0	$0
Supplemental Officers
Retirement Plan(4)	$2,768,190	$1,338,404	$3,607,926	$2,768,190	$2,768,190
Health Coverage(5)	115,000	0	115,000	115,000	115,000
Deferred Compensation(6)	$1,468,040	$1,468,040	$1,468,040	$1,468,040	$1,468,040
Total	$7,124,602	$3,732,501	$6,117,023	$4,351,230	$4,351,230
____________________

(1)	Represents payment of one and one-half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($450,001) and (ii) average annual bonus for the two most recently completed calendar years ($410,475).

(2)	Assumes all unvested options immediately vested and were exercised on June 29, 2012 when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $55.66 per share.

(3)	Amount in the Termination Following Change in Control column includes $556,600 attributable to the vesting of time-based restricted stock and $500,940 attributable to the one-year performance-based restricted stock program for fiscal year 2012, and assumes that performance goals of this program will be achieved at 100% target rate. Amounts in Death and Disability columns are attributable to the fiscal year 2012 one-year performance-based restricted stock program and assume that performance goals will be achieved at 100% target rate.

(4)	Represents present value of the benefit as of June 30, 2012 using the RP-2000 white collar mortality table (projected to 2019) and a 3.90% discount rate.

(5)	Represents the present value of Mr. Anenen’s health coverage under our retiree medical plan using a discount rate of 3.76% and a medical inflation rate beginning at 7.58% for 2012-2013 and ultimately settling at 4.50% by 2028.

(6)	Represents aggregate value of nonqualified deferred compensation balance at June 30, 2012. The deferred compensation account is funded entirely by Mr. Anenen’s bonus deferrals; thus, Mr. Anenen is fully vested in his contributions to his deferred compensation account, and no incremental value is attributable to any of the above termination events.

Potential Payments upon Termination or Change in Control for
Jan Siegmund

	Termination			Involuntary
	Following Change			Termination
Payment Elements	In Control	Death	Disability	Without Cause	Retirement
Termination Payment(1)	$1,199,777	$0	$0	$0	$0
Stock Options(2)	$361,878	$361,878	$361,878	$0	$0
Restricted Stock(3)	$1,001,880	$417,450	$417,450	$0	$0
Supplemental Officers
Retirement Plan(4)	$583,497	$282,550	$1,996,795	$583,497	$583,497
Deferred Compensation(5)	$713,177	$713,177	$713,177	$713,177	$713,177
Total	$3,860,209	$1,775,055	$3,489,300	$1,296,674	$1,296,674
____________________

(1)	Represents payment of one and one-half times each of (i) highest rate of annual salary during the calendar year in which employment terminates or the year immediately prior to the termination ($415,001) and (ii) average annual bonus for the two most recently completed calendar years ($384,850).

(2)	Assumes all unvested options immediately vested and were exercised on June 29, 2012 when the closing price of a share of common stock of the company on the NASDAQ Global Select Market was $55.66 per share.

(3)	Amount in the Termination Following Change in Control column includes $584,430 attributable to the vesting of time-based restricted stock and $417,450 attributable to the one-year performance-based restricted stock program for fiscal year 2012, and assumes that performance goals of this program will be achieved at 100% target rate. Amounts in Death and Disability columns are attributable to the fiscal year 2012 one-year performance-based restricted stock program and assume that performance goals will be achieved at 100% target rate.

(4)	Represents present value of the benefit as of June 30, 2012 using the RP-2000 white collar mortality table (projected to 2019) and a 3.90% discount rate.

(5)	Represents aggregate value of nonqualified deferred compensation balance at June 30, 2012. The deferred compensation account is funded entirely by Mr. Siegmund’s bonus deferrals; thus, Mr. Siegmund is fully vested in his contributions to his deferred compensation account, and no incremental value is attributable to any of the above termination events.

Mr. Butler’s Separation Agreement

     Mr. Butler retired from the company on November 8, 2011. In connection with his retirement, Mr. Butler entered into a separation agreement with the company on November 14, 2011.

     The separation agreement provides Mr. Butler with the same retirement benefits to which he was entitled pursuant to the terms of his employment agreement, in exchange for a general release of claims by Mr. Butler. These benefits include the following:

  all of the restricted stock then held by Mr. Butler will continue to be retained by him, and the restrictions thereon will continue to lapse in the same manner as would have been the case had he continued to be an employee of the company. As of November 8, 2011, Mr. Butler held 75,000 shares of restricted stock, which had a value of $3,963,750 based on the closing price of a share of common stock of the company on the NASDAQ Global Select Market on November 8, 2011;

  Mr. Butler was allowed to continue to participate in the one-year performance-based restricted stock program for fiscal year 2012 in the same manner as would have been the case had he continued to be an employee of the company, and to receive the number of shares of restricted stock as he would have been entitled to receive had he continued to be an ADP employee, the restrictions on which will continue to lapse in the same manner as would have been the case had he continued to be an employee of the company. Such restricted stock had a value of $3,435,250 based on the closing price of a share of common stock of the company on the NASDAQ Global Select Market on November 8, 2011;

  all of Mr. Butler’s outstanding unvested stock options vested on his retirement date, and must be exercised within 37 months of November 8, 2011, or before the original expiration date of the stock options, if earlier. The excess of the closing price of a share of common stock of the company on the NASDAQ Global Select Market on November 8, 2011 over the exercise price of these stock options was $4,881,813;

  the company will provide Mr. Butler with office space and secretarial support as required pursuant to his employment agreement until his 72nd birthday, subject to the company’s reasonable prior approval, which office will not, in any event, be located in any company facility (the estimated value of these benefits, assuming Mr. Butler would use these benefits for approximately 7 years, which is the period between November 8, 2011 and October 31, 2018, when Mr. Butler will be age 72, is $526,591; however, Mr. Butler has not yet requested that the Company commence providing such services to him);

  Mr. Butler was allowed to keep his company car (which had a value of $61,516); and

  Mr. Butler will be allowed, until his 72nd birthday, to use the company travel group to make his personal travel arrangements using his own funds.

     In addition, the separation agreement allows Mr. Butler’s spouse to enroll in the company’s executive retiree medical plan, and required the company to:

  pay Mr. Butler for his accrued and unused vacation as of November 8, 2011;

  reimburse Mr. Butler for outstanding expenses incurred through November 14, 2011, in accordance with the company’s existing policy; and

  pay Mr. Butler the amount of $1,700,000, which equals his fiscal year 2012 bonus at 100% of target.

     Mr. Butler will receive his accrued benefits under the company’s Supplemental Officers Retirement Plan pursuant to the terms of the plan. The present value of his accrued benefit as of November 8, 2011 is $13,238,532. Mr. Butler will be entitled to a distribution of his nonqualified deferred compensation balance, which represents the value of compensation that Mr. Butler had previously earned by elected to defer to a later date, in accordance with the terms of the company’s deferred compensation plan and his previous deferral elections. The aggregate value of his deferred compensation balance as of November 8, 2011 was $10,904,520. The deferred compensation account is funded entirely by Mr. Butler’s bonus deferrals; thus, he is fully vested in his contributions to his deferred compensation account, and no incremental value is attributable to his termination of employment.

     The separation agreement also provides that Mr. Butler is subject to the following restrictive covenants, the violation of which will result in forfeiture and a requirement to return to the company the $1,700,000 payment described above and any performance based restricted stock awarded to him for fiscal year 2012:

  Mr. Butler is bound by confidentiality, non-disclosure, and non-disparagement obligations; and

  Mr. Butler is bound by non-competition, non-solicitation and non-hire obligations until November 8, 2013.

     In addition, Mr. Butler is bound by non-competition restrictions applicable to any agreements executed by him in connection with his prior grants of stock options and restricted stock, which will not terminate until 24 months after November 8, 2011.

AUDIT COMMITTEE REPORT

     The audit committee oversees the financial management of the company, the company’s independent auditors and financial reporting procedures of the company on behalf of the board of directors. In fulfilling its oversight responsibilities, the committee reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the preparation of the financial statements. In performing its review, the committee discussed the propriety of the application of accounting principles by the company, the reasonableness of significant judgments and estimates used in the preparation of the financial statements, and the clarity of disclosures in the financial statements. Management represented to the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles. The committee also reviewed and discussed the company’s audited financial statements with Deloitte & Touche LLP, an independent registered public accounting firm, the company’s independent auditors for fiscal year 2012, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles in accordance with standards of the Public Company Accounting Oversight Board.

     During the course of fiscal year 2012, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and Deloitte & Touche LLP at each audit committee meeting. At the conclusion of the process, management provided the audit committee with, and the audit committee reviewed, a report on the effectiveness of the company’s internal control over financial reporting. The audit committee also reviewed the report of management contained in the annual report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K for the fiscal year ended June 30, 2012 related to its audit of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting. The audit committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2013.

     The audit committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) and the SEC Rule 207. Deloitte & Touche LLP has provided to the committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and the committee discussed with Deloitte & Touche LLP the firm’s independence, including the matters in those written disclosures. The committee also considered whether Deloitte & Touche LLP’s provision of non-audit services to the company and its affiliates and the fees and costs billed and expected to be billed by Deloitte & Touche LLP for those services, is compatible with Deloitte & Touche LLP’s independence. The audit committee has discussed with the company’s internal auditors and with Deloitte & Touche LLP, with and without management present, their respective evaluations of the company’s internal accounting controls and the overall quality of the company’s financial reporting.

     In addition, the committee discussed with management, and took into consideration when issuing this report, the Auditor Independence Policy, which prohibits the company or any of its affiliates from entering into most non-audit related consulting arrangements with its independent auditors. The Auditor Independence Policy is discussed in further detail below under “Independent Registered Public Accounting Firm’s Fees.”

     Based on the considerations referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2012. In addition, the committee appointed Deloitte & Touche LLP as the independent auditors for the company for the fiscal year 2013, subject to the ratification by the stockholders at the 2012 Annual Meeting of Stockholders.

Audit Committee
of the Board of Directors

Eric C. Fast, Chairman
Gregory D. Brenneman
Richard T. Clark
Linda R. Gooden
R. Glenn Hubbard

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

     In addition to retaining Deloitte & Touche LLP to audit the consolidated financial statements for fiscal year 2012, the audit committee retained Deloitte & Touche LLP to provide various services in fiscal year 2012 and fiscal year 2011. The aggregate fees billed by Deloitte & Touche LLP in fiscal year 2012 and fiscal year 2011 for these various services were:

Type of Fees	FY 2012	FY 2011
	($ in thousands)
Audit Fees	$7,859	$6,664
Audit-Related Fees	1,966	2,179
Tax Fees	1,431	2,276
All Other Fees	84	1,169
Total	$11,340	$12,288

     In the above table, in accordance with the SEC definitions, “audit fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of the company’s consolidated financial statements included in our annual report on Form 10-K and review of financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements or any other services performed by Deloitte & Touche LLP to comply with generally accepted auditing standards; “audit-related fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are typically performed by the independent public accountant (e.g., due diligence services, employee benefit plan audits and internal control reviews); “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees billed by Deloitte & Touche LLP to the company for any services not included in the first three categories.

     The board of directors has adopted an auditor independence policy that prohibits our independent auditors from providing:

  bookkeeping or other services related to the accounting records or financial statements of the company;

  financial information systems design and implementation services;

  appraisal or valuation services, fairness opinions or contribution-in-kind reports;

  actuarial services;

  internal audit outsourcing services;

  management functions or human resources services;

  broker or dealer, investment adviser or investment banking services;

  legal services and expert services unrelated to the audit; and

  any other service that the Public Company Accounting Oversight Board or the Securities and Exchange Commission determines, by regulation, is impermissible.

     The audit committee has adopted a policy requiring that all audit, audit-related and non-audit services be pre-approved by the audit committee. All services provided to us by the independent auditors in fiscal year 2012 and fiscal year 2011 were pre-approved by the audit committee. The independent auditors may only perform non-prohibited non-audit services that have been specifically approved in advance by the audit committee, regardless of the dollar value of the services to be provided. In addition, before the audit committee will consider granting its approval, the company’s management must have determined that such specific non-prohibited non-audit services can be best performed by the independent auditors based on its in-depth knowledge of our business, processes and policies. The audit committee, as part of its approval process, considers the potential impact of any proposed work on the independent auditors’ independence.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     At the Annual Meeting, the stockholders will vote on the ratification of the appointment by the audit committee of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent certified public accountants to audit the accounts of the company and its subsidiaries for the fiscal year that began on July 1, 2012. Deloitte & Touche LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires. He or she will be available to answer appropriate questions.

Stockholder Approval Required

     The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote thereon at the meeting of stockholders is required to ratify Deloitte & Touche LLP’s appointment as the company’s independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

     We are asking stockholders to approve the following advisory resolution at the Annual Meeting:

     RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the company’s proxy statement for the 2012 Annual Meeting of Stockholders.

     The board of directors recommends a vote FOR this resolution because it believes that the policies and practices described in the COMPENSATION DISCUSSION AND ANALYSIS are effective in achieving the company’s goals of linking pay to performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term operational and financial goals of the company and linking executive performance to stockholder value.

     We urge stockholders to read the COMPENSATION DISCUSSION AND ANALYSIS section beginning on page 19 of this proxy statement, as well as the “Summary Compensation Table For Fiscal Year 2012” and related compensation tables and narrative, appearing on pages 35 through 60 of this proxy statement, which provide detailed information on the company’s compensation policies and practices and the compensation of our named executive officers.

Stockholder Approval Required

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon is required to approve the advisory resolution on named executive compensation. Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the compensation committee or the board of directors. Because we value our stockholders’ views, however, the compensation committee and the board of directors will consider the results of this advisory vote when formulating future executive compensation policy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     We believe that during the fiscal year ended June 30, 2012, all filing requirements under Section 16(a) of the Exchange Act applicable to our non-employee directors and beneficial owners have been complied with. We also believe that during the fiscal year ended June 30, 2012, all such filing requirements applicable to our officers have been complied with.

STOCKHOLDER PROPOSALS

     If a stockholder intends to submit any proposal for inclusion in the company’s proxy statement for the company’s 2013 Annual Meeting of Stockholders in accordance with Rule 14a-8 under Exchange Act, the proposal must be received by the corporate secretary of the company no later than May 30, 2013. To be eligible to submit such a proposal for inclusion in the company’s proxy materials for an annual meeting of stockholders pursuant to Rule 14a-8, a stockholder must be a holder of either: (1) at least $2,000 in market value or (2) 1% of the company’s shares of common stock entitled to be voted on the proposal, and must have held such shares for at least one year, and continue to hold those shares through the date of such annual meeting. Such proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders’ proposals, including Rule 14a-8, including the permissible number and length of proposals, the circumstances in which the company is permitted to exclude proposals and other matters governed by such rules and regulations.

     Separate from the requirements of Rule 14a-8, relating to the inclusion of a stockholders’ proposal in the company’s proxy statement, the company’s amended and restated by-laws require advance notice for a stockholder to bring nominations of directors or any other business to be considered at any annual meeting of stockholders. Specifically, our amended and restated by-laws require that stockholders wishing to nominate candidates for election as directors or propose any other business to be considered at our 2013 Annual Meeting of Stockholders must notify the company of their intent in a written notice delivered to the company in care of the company’s corporate secretary at our principal executive offices not less than 90 nor more than 120 days before the first anniversary of the date of the 2012 Annual Meeting of Stockholders, or November 13, 2013.

     As a result, in order for the notice given by a stockholder to comply with our amended and restated by-laws, it must be received no earlier than July 16, 2013, and no later than the close of business (5:30 p.m. Eastern Daylight Time) on August 15, 2013, unless the date of our 2013 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after the first anniversary of the 2012 Annual Meeting of Stockholders. In that case, our amended and restated bylaws provide that we must receive the notice no earlier than the close of business on the 120th day prior to the date of the 2013 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the date of the 2013 Annual Meeting of Stockholders or the tenth (10) day following the day on which we first make a public announcement of the date of the meeting. To be in proper form, a stockholder’s notice must also include the specified information described in our amended and restated bylaws. You may contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

     If a stockholder’s nomination or proposal is not in compliance with the requirements set forth in our amended and restated by-laws, the company may disregard such nomination or proposal.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

     If you receive this proxy statement and our annual report on Form 10-K for the fiscal year ended June 30, 2012 by mail, we strongly encourage you to elect to view future proxy statements and annual reports over the Internet and save the company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. You can also choose electronic access by visiting the Investor Relations section of our website at www.adp.com, or following the instructions that you will receive in connection with next year’s annual meeting of stockholders. Stockholders who choose electronic access will receive an e-mail next year containing the Internet address to use to access the proxy statement and annual report on Form 10-K. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.

For the Board of Directors

Michael A. Bonarti
Secretary

Roseland, New Jersey
September 27, 2012

AUTOMATIC DATA PROCESSING, INC.
1 ADP BOULEVARD
ROSELAND, NJ 07068

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ADMISSION TICKET Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M49457-P30235	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AUTOMATIC DATA PROCESSING, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following:
1.	Election of Directors				☐	☐	☐
	Nominees:
	01)	Ellen R. Alemany	07)	R. Glenn Hubbard
	02)	Gregory D. Brenneman	08)	John P. Jones
	03)	Leslie A. Brun	09)	Carlos A. Rodriguez
	04)	Richard T. Clark	10)	Enrique T. Salem
	05)	Eric C. Fast	11)	Gregory L. Summe
	06)	Linda R. Gooden

The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

2.	Appointment of Deloitte & Touche LLP.	☐	☐	☐

3.	Advisory Vote on Executive Compensation.	☐	☐	☐

NOTE: The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

September 27, 2012

Dear Stockholder:

       You are cordially invited to join us at the 2012 Annual Meeting of Stockholders of Automatic Data Processing, Inc. This year’s meeting will be held at the corporate offices of the Company at One ADP Boulevard, Roseland, New Jersey, on Tuesday, November 13, 2012, starting at 10:00 a.m. I hope you will be able to attend. At the meeting we will (i) elect directors, (ii) vote on the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants, and (iii) hold an advisory vote on executive compensation.

       It is important that these shares be voted, whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, these shares will be voted in accordance with the recommendation of the Company's directors.

       Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the meeting. This ticket will admit only the stockholder listed on the reverse side and is not transferable. If these shares are held in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of the stock ownership, such as the most recent brokerage account statement.

       As in the past years, we will discuss the business of the Company and its subsidiaries during the meeting. I welcome your comments and suggestions, and we will provide time during the meeting for questions from stockholders. I am looking forward to seeing you at the meeting.

Sincerely,

Carlos A. Rodriguez President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document containing Notice of 2012 Annual Meeting of Stockholders, Proxy Statement and
Annual Report on Form 10-K is available at www.proxyvote.com.

M49458-P30235

Proxy

This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in the accompanying Proxy Statement and FOR proposals (2) and (3) on the reverse side.

The undersigned hereby appoints Leslie A. Brun and Carlos A. Rodriguez, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2012 Annual Meeting of Stockholders of Automatic Data Processing, Inc. to be held at the corporate offices of the Company, ONE ADP BOULEVARD, ROSELAND, NEW JERSEY, on Tuesday, November 13, 2012 at 10:00 a.m., or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present. If shares of Automatic Data Processing, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Automatic Data Processing, Inc. Common Stock in the undersigned's name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side.

Continued and to be signed on reverse side